Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED

INFORMATION FOR WHICH CONFIDENTIAL TREATMENT THAT HAS BEEN REQUESTED IS OMITTED AND NOTED WITH (****).

AN UNREDACTED VERSION OF THIS DOCUMENT WILL ALSO BE PROVIDED TO THE SECURITIES AND EXCHANGE COMMISSION.

SALE AND PURCHASE AGREEMENT

BY AND AMONG

STERLING JEWELERS INC.

AND

COMENITY BANK

Dated as of May 25, 2017

ARTICLE V

COVENANTS		23

5.1	Access to Properties and Records Relating to the Acquired Assets	23
5.2	Efforts; Regulatory Filings and Other Actions	24
5.3	Further Assurances	26
5.4	Notice of Changes	26
5.5	Confidentiality	26
5.6	Public Announcements	27
5.7	Responsibility for Taxes	27
5.8	Remediation and Compliance Actions	28
5.9	[Reserved]	29
5.10	Conduct of Business	29
5.11	Third-Party Consents	30
5.12	[Reserved]	30
5.13	Delivery of Accountholder Master Files; Conversion and Conversion Support	30
5.14	Notice to Accountholders	32
5.15	Financing Statements	32
5.16	Seller Licensed Marks	32
5.17	Securitization Matters	33
5.18	Bulk Sales Law	33
5.19	(****)	33
5.20	Credit Bureau Reporting	33
5.21	Other Negotiations	34

ARTICLE VI

CONDITIONS OF CLOSING		34

6.1	Conditions Applicable to Each Party	34
6.2	Conditions Applicable to Purchaser	34
6.3	Conditions Applicable to Seller	35

ARTICLE VII

INDEMNIFICATION		35

7.1	Seller’s Indemnification Obligations	35
7.2	Purchaser’s Indemnification Obligations	36
7.3	Definition of Losses	36
7.4	Tax Consequences of Indemnification	36
7.5	Other Indemnification Provisions	37
7.6	Exclusive Remedy	39

ARTICLE VIII

TERMINATION		39

8.1	Termination	39
8.2	Effect of Termination	39

2

ARTICLE IX

MISCELLANEOUS		40

9.1	Notices	40
9.2	Binding Effect; Assignment	40
9.3	Entire Agreement	41
9.4	Amendments and Waivers	41
9.5	Expenses	41
9.6	Counterparts	41
9.7	Governing Law; Jurisdiction	41
9.8	Severability	42
9.9	Specific Enforcement	42
9.10	No Joint Venture	42
9.11	No Third‑Party Rights	42
9.12	Seller Disclosure Schedule	43

Schedules

Schedule 1.1(a)	Excluded Accounts

Schedule 1.1(b)	Knowledge of Purchaser

Schedule 1.1(c)	Knowledge of Seller

Schedule 1.1(d)	Securitization Documents

Schedule 5.13(h)	Account Reports

Schedule 5.19	(****)

Exhibits

Exhibit A	Assignment and Assumption Agreement

Exhibit B	Settlement Statement

Exhibit C	Valuation Statement

Exhibit D	Financing Statement

Exhibit F	Form of True Sale Opinion

3

SALE AND PURCHASE AGREEMENT

This Sale and Purchase Agreement (this “Agreement”) is made and entered into as of the 25th day of May, 2017 by and among Sterling Jewelers Inc., a Delaware corporation (the “Seller”) and Comenity Bank, a Delaware state-chartered bank (“Purchaser”).

WITNESSETH

WHEREAS, Purchaser establishes programs to extend credit via private label credit cards to qualified customers for the purchase of goods and services;

WHEREAS, pursuant to the Securitization Documents (defined below) certain of the Accountholder Indebtedness (defined below) has been acquired by the Sterling Jewelers Receivables Master Note Trust (the “Securitization Trust”) and pledged to secure certain indebtedness of the Securitization Trust;

WHEREAS, simultaneously with the execution and delivery of this Agreement, Seller and Purchaser are entering into that certain Program Agreement (the “Program Agreement”), dated as of the date hereof; and

WHEREAS, upon the terms and subject to the conditions of this Agreement, Seller wishes to sell, convey, transfer, assign and deliver to Purchaser, and Purchaser wishes to acquire and assume from Seller, the Acquired Assets and the Assumed Liabilities (each as defined below).

NOW, THEREFORE, in consideration of the terms, conditions and mutual covenants contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

ARTICLE I

DEFINITIONS

1.1           Definitions.  Except as otherwise specifically indicated, the following terms shall have the meanings specified herein.

“6050W Reporting Rules” has the meaning specified in Section 5.7(e).

“Account” means an open-ended credit account linked to a Credit Card and usable solely for the purpose of financing the purchase of Goods and Services (and all fees and charges relating thereto) through the Company Channels (as defined in the Program Agreement) and for financing any other charges that may be made using such Credit Card pursuant to the terms of the relevant Credit Card Agreement; provided that, an Excluded Account, a Credit Card originated by the Purchaser under the Program Agreement and a Credit Card originated by the Secondary Program provider under the Secondary Program Agreement shall not be an Account.

“Account Documentation” has the meaning set forth in the Program Agreement.

“Accountholder” means any Person in whose name an Account has been established pursuant to a Credit Card Agreement and who is responsible for payment of sums due under such Account, including any guarantor, co-signor or surety.

“Accountholder Indebtedness” means, with respect to each Account: (a) any and all amounts billed and owing by Accountholder(s) with respect to such Account (including any billed but unpaid balances, interest, NSF fees, late fees, returned check fees and any other charges or fees that have been billed to the Accountholder(s)); less (b) the amount of any credit balances owing by Seller on such Account, whether or not billed or posted.

“Accountholder List” means any list derived from any information obtained by Seller (itself or through one or more of its Affiliates or third party service providers) as a result of the ownership or operation of the Acquired Assets or the Program by Seller containing the names, social security numbers and most recent addresses (including street addresses), e-mail addresses (if available) and phone numbers of Accountholders, and such data elements as are available with respect to an authorized user under an Account, whether in documentary form or on microfilm, microfiche, magnetic tape, computer disk or other form.

“Accountholder Master File” means the account file or files of the system of record (commonly known as a master file) that are maintained by or on behalf of Seller or an Affiliate of Seller with respect to the Accounts, formatted in a manner reasonably acceptable to each party and approved by the Integration Committee, and substantially in the form provided by Seller to Purchaser on or about April 25, 2017, and supplemented with data dictionaries, Seller’s Account status codes and definitions, a file manifest or checklist that identifies each file and each files’ block and record size and such other information, in each case in such formats, as is reasonably acceptable to each party, as approved by the Integration Committee.

“Accountants” has the meaning specified in Section 3.7(b).

“Acquired Assets” has the meaning specified in Section 2.1(a).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; provided, however, that, for purposes of this Agreement, no member of the Zale Group shall be considered an Affiliate of Seller.  For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning specified in the preamble hereof.

“Allocated Purchase Price” has the meaning specified in Section 2.4.

 “Assignment and Assumption Agreement” means the Assignment and Assumption Agreement in the form attached hereto as Exhibit A to effect the assignment of the Acquired Assets and the assumption of Assumed Liabilities.

“Assumed Liabilities” has the meaning specified in Section 2.2(a).

“Bankruptcy and Equity Exception” has the meaning specified in Section 4.1(b).

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. Section 101, et seq.

“Business Day” has the meaning specified in the Program Agreement.

“Charged-Off Accounts” means any Account (i) (****); in each case set forth in clauses (i) through (v), determined as of the Cut-Off Time.

“Charge‑Off Policies” has the meaning specified in Section 4.1(g)(ii).

“Closing” has the meaning specified in Section 3.1.

“Closing Date” has the meaning specified in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Confidentiality Agreement” means the letter agreement, dated as of July 18, 2016, between Seller and Purchaser.

“Conversion” means the transfer of the Accountholder Master File and all other Account records from Seller’s or its Affiliate’s facilities and processing system to Purchaser’s or its Affiliate’s facilities and processing system.

“Credit Card” means the plastic card or other device or method, including any temporary card, tokenized payment credentials, or mobile wallet, which card, device or method corresponds to an Account, or an Excluded Account, as applicable, established under the Program (and for the avoidance of doubt, “Credit Cards” shall not include credit cards established by the Purchaser under the Program Agreement or credit cards established by the Secondary Program provider under the Secondary Program Agreement).

“Credit Card Agreement” means each agreement between Seller and an Accountholder governing the use of an Account, including agreements assigned to the Seller pursuant to any purchase agreement, together with any amendments, modifications or supplements thereto and any replacement of such agreement (including in each case through issuance of a change in terms notice).

“Credit Card Business” means the proprietary Credit Card business relating to the Accounts, including the extension of credit to Accountholders, the servicing of the Accounts, billing, collections, processing of Account transactions and the administration of the Accounts and Accountholder Indebtedness.

“Credit Insurance Product” means the credit insurance product offered by or through Seller as of the date of this Agreement that is the subject to Section 5.19.

“Cut‑Off Time” means the time when the processing of the Accounts by Seller, its Affiliates and/or their respective contractors for the day immediately preceding the Closing Date has been completed.

“(****)” has the meaning specified in Section 7.5(d)(i).

“(****)” has the meaning specified in Section 7.5(d)(i).

“Effective Time” means 12:00:01 a.m., New York time, on the Closing Date.

“Employee Transfer Agreement” means the agreement between ADS Alliance Data Systems, Inc., an Affiliate of Purchaser and Seller, dated as of the date of this Agreement, relating to the transfer of certain employees from Seller to Purchaser’s Affiliate, as the same may be modified or amended by the parties thereto from time to time.

“Enhancement Services” shall mean any enhancements, features, services, products and programs offered or provided by Seller, or any third party authorized by Seller, with respect to the Accounts, including any debt protection, identity theft protection, insurance or credit score tracking products or services. For clarity, the Credit Insurance Product is an Enhancement Service, but warranties of Goods and Services are not Enhancement Services.

“Escalated Dispute” has the meaning specified in Section 3.8(e).

“Estimated Purchase Price” has the meaning specified in Section 2.3.

“Excluded Account” means as of the Cut-Off Time, any Credit Card account under the Program, whether closed or open, that meets any of the criteria set forth in Schedule 1.1(a).

“Excluded Assets” means all right, title and interest in, to and under any and all assets of Seller and its Affiliates that are not included in the Acquired Assets, including the following: (i) all Intellectual Property (including any solicitation materials not included in the Account Documentation) of Seller and its subsidiaries, (ii) any customer data relating to customers of Seller or its Affiliates (whether or not a portion thereof is duplicated in the Account Documentation or Accountholder Master File; provided that for clarity the Account Documentation and Accountholder Master File are not Excluded Assets), (iii) any Excluded Accounts; and (iv) any Enhancement Services offered by or through Seller in connection with the Accounts.

“Federal Funds Rate” means the offered rate as reported in The Wall Street Journal in the “Money Rates” section for reserves (or as determined in such other mutually acceptable manner as the parties agree if The Wall Street Journal is no longer reporting such rate) traded among commercial banks for overnight use in amounts of one million dollars or more, as published in the most recent Friday edition prior to any required payment or settlement date.

“FICO” has the meaning set forth in the Program Agreement.

“Final Purchase Price” has the meaning specified in Section 3.6(a).

“Goods and Services” means the products and services sold, charged or offered by or through the Company Channels (as defined in the Program Agreement), including accessories, delivery services, protection agreements, gift cards, shipping and handling, and work or labor to be performed for the benefit of customers of the Company Channels and any sales tax relating to the foregoing charges and to such customers in connection therewith.

“Governmental Authority” has the meaning specified in the Program Agreement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated under that Act.

“Indemnified Party” has the meaning specified in Section 7.5(a)(i).

“Indemnifying Party” has the meaning specified in Section 7.5(a)(i).

“Information” has the meaning specified in Section 5.5.

“Integration Committee” has the meaning specified in the Program Agreement.

“Integration Plan” has the meaning specified in the Program Agreement.

“Intellectual Property” has the meaning specified in the Program Agreement.

“Knowledge of Purchaser” or any similar formulation means the actual knowledge of the individuals listed on Schedule 1.1(b).

“Knowledge of Seller” or any similar formulation means the actual knowledge of the individuals listed on Schedule 1.1(c).

“Law” means any federal, state or local law (including common law), statute, rule or regulation, or any written interpretation of a Governmental Authority thereunder, or any Applicable Order (as defined in the Program Agreement), or any guidance, directive or instruction, directed to or binding on a party or generally binding on participants in a party’s industry from a Governmental Authority (whether or not published).

“Lease Agreement” means the agreement between Comenity Servicing LLC, an Affiliate of Purchaser and Seller, dated as of the date of this Agreement, relating to the transfer of certain real property leases from Seller to Purchaser’s Affiliate, as the same may be modified or amended by the parties thereto from time to time.

“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, covenant, restriction, option, right of first refusal, easement, security interest, deed of trust, right-of-way, encroachment, community property interest or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of Law.

“Losses” has the meaning specified in Section 7.3(a).

“Material Adverse Effect” means any event, fact, circumstance, development, occurrence, change or effect (each, an “Effect”) that has or would reasonably be expected to have, individually or in the aggregate, (i) a material adverse effect on the Acquired Assets (****); provided, however, that none of the following, and no Effect arising out of or resulting from the following shall constitute or be taken into account in determining whether there has been, a “Material Adverse Effect”: (a) the entry into or the announcement or pendency of this Agreement or the Program Agreement or the transactions contemplated hereby or thereby or the performance of (or compliance with) this Agreement or the Program Agreement or the consummation of the transactions contemplated hereby or thereby, in each case, including (i) by reason of the identity of, or any facts or circumstances relating to, Purchaser or any of its respective Affiliates, (ii) by reason of any communication by Purchaser or any of its Affiliates regarding the plans or intentions of Purchaser with respect to the conduct of the Program, and (iii) the impact of any of the foregoing on any relationships with customers, Accountholders, suppliers, vendors, business partners, employees or regulators; (b) any Effect affecting the economy or the financial, credit or securities markets in the United States or elsewhere in the world, including interest rates or exchange rates or any changes therein, or any Effect affecting any business or industries in which Seller or any of its subsidiaries operates; (c) any changes or fluctuations to commodity prices, including the price of gold and diamonds; (d) any events, conditions or occurrences in economic, business or financial conditions generally affecting the credit card services, consumer credit, jewelry or banking industries; (e) the suspension of trading in securities generally on New York Stock Exchange; (f) any change in any applicable Law or GAAP or other applicable accounting rules or the interpretation of any of the foregoing; (g) any action taken by Seller or any of its Affiliates that is expressly required by this Agreement or with Purchaser’s written consent; (h) the commencement, occurrence, continuation or escalation of any war, armed hostilities or acts of terrorism; (i) the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity; or (j) any changes in any analyst’s recommendations or ratings with respect to Seller or any of its Affiliates or any failure of Seller or any of its Affiliates to meet any internal or public projections, budgets, guidance, forecasts or estimates of revenues, earnings or other financial results for any period ending on or after the date of this Agreement (it being understood that the exceptions in this clause (j) shall not prevent or otherwise affect the underlying cause of any such change or failure referred to therein (to the extent not otherwise falling within any of the exceptions provided by clauses (a) through (i)) from being taken into account in determining whether a Material Adverse Effect has occurred), provided, that this clause (j) shall not be construed as implying that Seller is making any representation or warranty with respect to any internal or public projections, budgets, guidance, forecasts or estimates of revenues, earnings or other financial results for any period.

“Officer’s Certificate” means a certification by a senior officer of the Seller or the Purchaser (as the case may be) in favor of the other party with respect to the matters contemplated by Section 6.2(a) and 6.3(a).

“Ordinary Course Modifications” means individual modifications under the Servicemembers Civil Relief Act, consumer credit counseling agreements, forbearance arrangements, modifications resulting from reviews performed pursuant to 12 CFR § 1026.59 and any other modifications in the ordinary course of business, in each case to the extent undertaken consistently with Seller’s past practice during the twelve (12) months prior to this Agreement, on an individual Account basis and otherwise in accordance with Seller’s Policies and Procedures.

“Permitted Liens” means (a) easements, covenants, conditions, restrictions and other Liens that do not materially detract from the value of an Acquired Asset or impair the use or operation of any Acquired Asset for the purposes for which it is currently used in connection with the business of Seller and its Affiliates, (b) statutory Liens for current Taxes or other governmental charges or levies not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings, (c) mechanics’, carriers’, workers’, repairers’ and other similar Liens arising or incurred in the ordinary course of business relating to obligations as to which there are no sums due and payable on the part of Seller or any Affiliate thereof, as the case may be, or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other Liens securing the performance of bids, contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (d) leases, subleases, licenses or occupancy agreements pursuant to which third parties unrelated to Seller occupy a portion of the applicable real property encumbered or affected thereby so long as disclosed on the Seller Disclosure Schedule, and (e) any other Liens affecting the Acquired Assets which do not impede the ownership, operation or value of such Acquired Assets, taken as a whole, in any material respect.

“Person” has the meaning specified in the Program Agreement.

“Post-Closing Reconciliation Period” has the meaning set forth in Section 3.8(b) hereof.

“Program” means the credit card program operated by Seller prior to the Closing.

“Program Agreement” has the meaning specified in the recitals hereof.

“Program Eligible Applicant” has the meaning set forth in the Program Agreement.

“Purchase Price” means an amount in cash equal to the result of the following formula:

(****)

(****)

“Purchaser” has the meaning specified in the preamble hereof.

“Representatives” means, with respect to any Person, such Person’s Affiliates and its and their respective directors, officers, employees, agents and advisors (including financial advisors, counsel and accountants).

“Retained Account Documentation” has the meaning specified in Section 5.1(b) hereof.

“Retained Liabilities” means any and all liabilities and obligations of Seller and its Affiliates that are not included in the Assumed Liabilities, including (i) all liabilities to the extent arising from the Excluded Assets (ii) all accounts payable of Seller and its subsidiaries, (iii) all liabilities relating to any applications for Accounts received and not decisioned by Seller prior to the Cut-Off Time (which for clarity excludes all applications received by Seller and passed through to Purchaser for decisioning between Launch and the Cut-Off Time in accordance with the Program Agreement) and (iv) any liabilities (whether arising through contract or otherwise) relating to the Enhancement Services offered by or through the Seller in connection with the Accounts.

“Retention Period” has the meaning specified in Section 5.1(b) hereof.

“Secondary Program” has the meaning specified in the Program Agreement.

“Secondary Program Agreement” means the program agreement between the Seller, Zale Delaware, Inc., a Delaware corporation, the Secondary Program provider and Genesis Financial Solutions, Inc., a Delaware corporation, as the servicer.

“Securitization Documents” means the documents listed on Schedule 1.1(d).

“Securitization Program” means the transactions evidenced and governed by the Securitization Documents.

“Securitization Trust” has the meaning specified in the recitals hereof.

“Seller” has the meaning specified in the preamble hereof.

“Seller Disclosure Schedule” means the disclosure schedules delivered to Purchaser by Seller on or prior to the date of this Agreement and forming part of this Agreement.

“Seller Licensed Marks” means the Trademarks and other proprietary designations of Seller or its Affiliates listed in the Program Agreement as may be modified from time to time in accordance with the Program Agreement, together with the trade name of Seller and any successor Trademarks and proprietary designations that Seller adopts as successors to those listed in the Program Agreement.

“Seller’s Policies and Procedures” means Seller’s (a) policies and operating procedures, including the Charge-Off Policies, and (b) practices, which are, (i) to the extent such practices are covered thereby, in compliance with such policies and procedures or (ii) to the extent such practices are not covered thereby, not inconsistent with such policies and procedures, all as such policies, procedures, practices and guidelines existed as of the applicable date through the date hereof or as are amended hereafter in compliance with this Agreement.

“Settlement Statement” means a statement, substantially in the form of Exhibit B attached hereto, showing in reasonable detail the calculation of the Final Purchase Price, computed as of the Cut‑Off Time.

“Solicitation Materials” has the meaning set forth in the Program Agreement.

“Solvent” means, when used with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Tax” (and, with correlative meaning, “Taxes”) means any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, value added, transfer, stamp, or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, additional tax or additional amount imposed by any Governmental Authority.

“Trailing Transactions” shall mean, with respect to each Account, any of the following occurring prior to the Cut-Off Time, but not posted to the applicable Account prior to the Cut-Off Time: all sales transactions, purchases, balance transfers, credits, adjustments, accrued interest and payments.

“Transfer Taxes” has the meaning specified in Section 5.7(a).

“Transferred Employee” has the meaning specified in the Employee Transfer Agreement.

“Transition Date” has the meaning specified in the Employee Transfer Agreement.

“True Sale Opinion” means an opinion from counsel for the Seller, addressed to Seller and to Purchaser, subject to customary qualifications, assumptions (including, but not limited to, the assumption that there have been no changes to the facts and circumstances existing and in effect as of the date of this Agreement relating to the transactions contemplated by this Agreement (without giving effect to any amendments, modifications or supplements thereto) and the Program Agreement (without giving effect to any amendments, modifications or supplements thereto)), limitations and exceptions, in form and substance reasonably satisfactory to Seller and Purchaser, that a United States federal or state court of appropriate jurisdiction, which reasonably and properly analyzed the facts and the law, would uphold the characterization of the transfer of the Accountholder Indebtedness (except for any Accountholder Indebtedness related to any Excluded Account purchased pursuant to Section 3.8(c)) existing as of the Cut-Off Time (the “Receivables”) by Seller to Purchaser pursuant to this Agreement (without giving effect to any amendments, modifications or supplements thereto) as a sale or an absolute transfer of the Receivables, and that a trustee, receiver or creditor of Seller would not be able to compel the turnover of the Receivables or the proceeds thereof to Seller under Section 542 of the Bankruptcy Code and would not be entitled to treat the Receivables or the proceeds thereof as assets included in the estate of Seller pursuant to Section 541 of the Bankruptcy Code, and therefore, the Receivables, the payments thereon and the proceeds thereof would not be subject to the automatic stay under Section 362 of the Bankruptcy Code imposed in such a case with respect to Seller.

“Unposted Interest and Charges” means, with respect to each Account, any and all interest and fees (including any finance charges, NSF fees, late fees, returned check fees and any other charges or fees), in each case, that have been earned, but not billed or posted, between such Account’s most recent billing date prior to the Cut-Off Time and the Cut-Off Time.

“Valuation Date” means a date not less than five (5) Business Days before the Closing Date or such other date as mutually agreed upon by the parties.

“Valuation Statement” means a statement, substantially in the form of Exhibit C attached hereto, showing in reasonable detail Seller’s computation of the Estimated Purchase Price in accordance with Section 2.3, but determined as of the Valuation Date.

“Willful Breach” means with respect to any breaches of or failures to perform any of the covenants or other agreements contained in this Agreement, a breach that is a consequence of an act or failure to act undertaken by the breaching party with actual or constructive knowledge (which shall be deemed to include knowledge of facts that a Person acting reasonably should have, based on reasonable due inquiry) that such party’s act or failure to act would or would reasonably be expected to, result in or constitute a breach of this Agreement; provided, that a party’s good faith assertion of any rights provided for under this Agreement shall not constitute a “Willful Breach”.

“Zale Group” means Zale Corporation, a Delaware corporation, and its current and future subsidiaries.

1.2           Construction.

(a)           As used herein, references to:

(i)            the preamble or the recitals, Sections or Schedules refer to the preamble, recitals, Sections or Schedules to this Agreement,

(ii)           any agreement (including this Agreement) refer to the agreement as amended, modified, supplemented, restated or replaced from time to time,

(iii)          any statute or regulation refer to the statute or regulation as amended, modified, supplemented or replaced from time to time,

(iv)          any Governmental Authority include any successor to the Governmental Authority;

(v)           this Agreement means this Agreement and the Schedules hereto; provided that, in the event of any conflict between this Agreement and the Schedules, this Agreement shall govern;

(vi)          references to any Section in this Agreement include references to any Schedule attached thereto;

(vii)         the plural number shall include the singular number (and vice versa);

(viii)       “herein,” “hereunder,” “hereof” or like words shall refer to this Agreement as a whole and not to any particular section, subsection or clause contained in this Agreement;

(ix)          “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”;

(x)            the phrase “to the extent” shall mean the degree to which a thing extends and not merely “if”; and

(xi)          “$” or “dollars” shall be deemed references to United States dollars.

(b)           The table of contents and headings contained in this Agreement are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement.

(c)           Unless the context otherwise requires, the word “or” when used in this Agreement will be deemed to have the inclusive meaning represented by the phrase “and/or.”

(d)           Unless otherwise explicitly set forth herein, any consent or approval that may be given by a party hereunder may be given or withheld in such party’s sole and absolute discretion.

(e)           Unless otherwise specified, all references herein to days, months or years shall be deemed references to calendar days, calendar months or calendar years.

(f)            Unless otherwise expressly specified herein, any payment that otherwise would be due on a day that is not a Business Day shall be deemed to be due on the first Business Day thereafter.

(g)           This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers.  It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the other.

ARTICLE II

PURCHASE, SALE AND ASSUMPTION

2.1           Purchase and Sale of Assets; Excluded Assets.

(a)           Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, all of Seller’s right, title and interest in, to and under the following assets of Seller existing as of the Cut-Off Time (other than the Excluded Assets):

(i)            the Accounts, including all Charged-Off Accounts;

(ii)           the Accountholder Indebtedness and all Unposted Interest and Charges;

(iii)          the Account Documentation;

(iv)          the Accountholder Master Files and the Accountholder List;

(v)           the rights under the Credit Card Agreements;

(vi)          all books and records of Seller relating solely to the Acquired Assets listed in Sections 2.1(a)(i) – (v) above;

(vii)         all accounts receivable of Seller and its subsidiaries in respect of the Acquired Assets listed in Sections 2.1(a)(i) – (v); and

(viii)        all benefits, rights, rights of action and claims (express or implied) related to the Acquired Assets and Assumed Liabilities acquired and assumed by Purchaser pursuant to the terms of this Agreement

(the assets referred to in (i) through (viii), collectively, the “Acquired Assets”).

(b)           For the avoidance of doubt, and notwithstanding any provision of this Agreement to the contrary, Purchaser is not acquiring from Seller or any of its Affiliates, and Seller and its Affiliates shall retain ownership of all right, title and interest in, to and under, the Excluded Assets.

(c)           the parties intend that the transfer of the Acquired Assets by Seller to Purchaser be an absolute sale and not a secured borrowing

2.2           Assumption of Liabilities; Retained Liabilities.

(a)           Subject to the terms and conditions set forth herein, at the Closing and effective as of the Effective Time, Purchaser shall assume, and from and after the Closing shall pay, discharge and perform as and when due, the following liabilities and obligations of Seller, except in the case of item (i) to the extent such obligations, but for a breach or default by Seller or any of its Affiliates would have been paid, performed or otherwise discharged prior to the Cut-Off Time or to the extent the same arise out of any such breach or default:

(i)            all of the liabilities and obligations of Seller and its Affiliates to the Accountholders under the Credit Card Agreements, including those relating to the Charged-Off Accounts;

(ii)           any expenses or liabilities related to any of the Accounts or the ownership and use of the Acquired Assets, in each case, to the extent arising or accruing after the Cut-Off Time; and

(iii)          all liabilities, obligations, duties and responsibilities (express or implied) related to the Acquired Assets and Assumed Liabilities acquired and assumed by Purchaser pursuant to the terms of this Agreement, in each case, to the extent arising or accruing after the Cut-Off Time,

(the liabilities and obligations referred to in (i) through (iii), collectively, the “Assumed Liabilities”).

(b)           Notwithstanding any provision in this Agreement to the contrary, Purchaser shall assume only the Assumed Liabilities. Seller shall retain all Retained Liabilities.

2.3           Estimated Purchase Price.  The estimated purchase price for the Acquired Assets (the “Estimated Purchase Price”) shall be the estimate of the Purchase Price set forth in the Valuation Statement prepared and delivered pursuant to Section 3.3.

2.4           Allocation of Purchase Price.  The parties hereto hereby agree that the Final Purchase Price shall be allocated among the Acquired Assets (the “Allocated Purchase Price”) in accordance with the rules under Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulations promulgated thereunder for U.S. federal income tax purposes (and any applicable state and local income tax purposes).  Purchaser and Seller shall each be entitled to use their own allocation of the Final Purchase Price (including the amount of Assumed Liabilities and any other relevant amounts) among the Acquired Assets.  For the avoidance of doubt, neither Purchaser nor Seller is obligated hereunder to use the Allocated Purchase Price in its financial accounting or financial reporting

ARTICLE III

THE CLOSING

3.1           The Closing.  Subject to the satisfaction or written waiver of all conditions set forth in Article VI, the closing of the sale and purchase of the Acquired Assets and assignment and assumption of the Assumed Liabilities contemplated hereby shall occur remotely on (i) October 20, 2017, provided that, all of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, written waiver of such conditions)are then satisfied or waived by the appropriate party, or (ii) if one or more conditions are not satisfied or waived as of October 20, 2017, but are subsequently satisfied or waived, another time, date or place as agreed to in writing by the parties hereto, or in the absence of such agreement, March 31, 2018 (the “Closing”) (the date on which the Closing actually occurs being referred to herein as the “Closing Date”).

3.2           Closing Deliverables.

(a)           At the Closing, Seller shall have delivered or caused to be delivered to Purchaser:

(i)            the Assignment and Assumption Agreement, dated the Closing Date, and appropriately completed and duly executed by Seller;

(ii)           the Officer’s Certificate of Seller;

(iii)          financing statements, prepared by Purchaser, each in the form of Exhibit D; and

(iv)          the final Accountholder Master File, reflecting the Accounts as of the Cut-Off Time.

(b)           At the Closing, Purchaser shall have delivered or caused to be delivered to Seller:

(i)            the Assignment and Assumption Agreement, dated the Closing Date, and appropriately completed and duly executed by Purchaser;

(ii)           the Officer’s Certificate of Purchaser; and

(iii)          the Estimated Purchase Price.

(c)           Each of Purchaser and Seller shall, at or prior to the Closing Date, execute and deliver all such additional instruments, documents or certificates as may be reasonably requested by the other party for the consummation at the Closing of the transactions contemplated by this Agreement.

3.3           Valuation Statement .  Not less than three (3) Business Days prior to the Closing Date, Seller shall deliver to Purchaser the Valuation Statement showing Seller’s good faith determination of the Estimated Purchase Price, together with supporting documentation and calculations for the Accountholder Indebtedness on the Accounts used to calculate the Estimated Purchase Price.  Purchaser shall have the right to review the Valuation Statement, together with any supporting documents reasonably requested by Purchaser to verify the accuracy and completeness of the valuations set forth therein, and the Valuation Statement shall be revised by Seller to reflect any corrections mutually agreed to by Purchaser and Seller acting in good faith.

3.4           Payments on the Closing Date.  At the Closing, Purchaser shall pay Seller the Estimated Purchase Price set forth in the Valuation Statement (as such statement may be revised pursuant to Section 3.3).  Payment to Seller on the Closing Date shall be made by a wire transfer of immediately available U.S. dollars to an account designated in writing by Seller.  Seller shall provide Purchaser with wire instructions no later than two (2) Business Days prior to the Closing Date.

3.5           Settlement Statement.  Within sixty (60) days following the Closing Date, Purchaser shall deliver to Seller the Settlement Statement setting forth Purchaser’s good faith determination of the Final Purchase Price, along with supporting documentation and calculations for the Accountholder Indebtedness on the Accounts used to calculate the Estimated Purchase Price, determined in accordance with Section 3.6.  Seller shall have the right to review the Settlement Statement, together with any supporting documents reasonably requested by it to verify the accuracy and completeness of the valuations set forth therein, and the Settlement Statement shall be revised by Purchaser to reflect any corrections mutually agreed to by Purchaser and Seller or finally determined pursuant to Section 3.7.

3.6           Final Purchase Price.

(a)           The final purchase price for the Acquired Assets (as may be finally determined pursuant to Section 3.7, the “Final Purchase Price”) shall be an amount, determined as of the Cut‑Off Time, equal to the Purchase Price.  If the Final Purchase Price for the Acquired Assets is greater than the Estimated Purchase Price paid by Purchaser on the Closing Date, Purchaser shall, within five (5) Business Days following the determination of the Final Purchase Price, remit the difference to Seller, together with interest on such amount at the Federal Funds Rate divided by three hundred sixty five (365) for each day during the period from the Closing Date to the date of such payment.  If the Final Purchase Price for the Acquired Assets is less than the Estimated Purchase Price paid by Purchaser on the Closing Date, Seller shall, within five (5) Business Days following the determination of the Final Purchase Price, remit the difference to Purchaser together with interest on such amount at the Federal Funds Rate divided by three hundred sixty five (365) for each day during the period from the Closing Date to the date of such payment.

(b)           Payments made pursuant to Section 3.6(a) shall be remitted by a wire transfer of immediately available U.S. dollars to an account designated in writing by the party to which payment is due.  Wire instructions shall be forwarded to the paying party no later than two (2) Business Days prior to the date that such payment is to be made.

3.7           Dispute Resolution.

(a)           If Seller has any objections to the Settlement Statement, then Seller shall submit such objections in writing to Purchaser, stating in reasonable detail the reason and basis for any such objections, within twenty-five (25) Business Days after delivery by Purchaser to Seller of the Settlement Statement.  Each party will use its commercially reasonable efforts to resolve any disputes regarding the contents of the Settlement Statement; provided, however, that if Purchaser and Seller cannot mutually agree upon a final Settlement Statement within twenty (20) Business Days after delivery by Seller to Purchaser of the written objection, the parties shall:

(i)            pay to each other any undisputed amounts in the Settlement Statement that are owed, plus interest calculated at the Federal Funds Rate divided by three hundred and sixty‑five (365) for each day from the Closing Date to the date the undisputed payments are made; and

(ii)           resolve any outstanding disputed line items in the Settlement Statement by following the dispute resolution procedures that are set forth in Section 3.7(b).

(b)           In the event Purchaser and Seller are unable to resolve any dispute regarding the contents of the Settlement Statement in accordance with Section 3.7(a), the parties shall submit the items remaining in dispute for resolution to a mutually selected nationally recognized independent accounting firm (which such independent accounting firm shall not be, for the avoidance of doubt, the auditor of Seller, Purchaser or any of their respective Affiliates) (such accounting firm being referred to herein as the “Accountants”).  Seller and Purchaser shall direct the Accountants to determine and report to Purchaser and Seller, within forty‑five (45) days after such submission, upon such remaining disputed items, and such report shall (absent manifest error) be final, binding and conclusive on Purchaser and Seller.  With respect to each designated item and amount, the Accountant’s determination shall not be in excess of the higher, or less than the lower, of the amounts advocated by Purchaser in the Settlement Statement or by Seller in the dispute notice provided under Section 3.7(a).  Purchaser and Seller shall cooperate fully in assisting the Accountants in their review, including by providing the Accountants full access to all files, books and records relevant thereto and providing such other information as the Accountants may reasonably request in connection with any such review, subject to entry into a customary confidentiality agreement.  None of Seller, Purchaser or any of their Representatives will engage in any ex parte communications with the Accountant relating to the disputed items.  The fees and disbursements of the Accountants shall be allocated between Purchaser and Seller in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Accountants that is unsuccessfully disputed by each such party (as finally determined by the Accountants) bears to the total amount of such remaining disputed items so submitted.  In the event the determination made by the Accountants requires either party to make payment to the other of any additional amount, such party shall make such payment no later than five (5) Business Days following receipt from the Accountants of written notice to both parties of such determination plus interest on any amount due at a rate equal to the Federal Funds Rate divided by three hundred sixty‑five (365) for each day during the period from the Closing Date through the date of payment.

3.8           Mischaracterized Accounts.

(a)           The parties will use their respective reasonable best efforts to ensure that (i) each test Accountholder Master File will not include the Excluded Accounts and (ii) the Accountholder Master File used to calculate the Valuation Statement will not include any Excluded Accounts.

(b)           Subject to Section 3.8(c), if, during the ninety (90) day period following the Closing Date (“Post-Closing Reconciliation Period”), it is determined that an account transferred as an Account at Closing was an Excluded Account as of the Cut-Off Time, then within five (5) Business Days of either party’s demand (or final determination pursuant to Section 3.8(e) in the case of any disputed demand), Seller shall pay Purchaser an amount equal to the portion of the Purchase Price paid in respect of such Excluded Account; provided that, for clarity, Purchaser shall retain title to such Excluded Account and such Excluded Account shall not be converted back to Seller’s systems.

(c)           Notwithstanding anything to the contrary contained herein, if an account transferred from Seller to Purchaser as part of the Accountholder Master file for the Closing Date was an (****).

(d)           If during the Post-Closing Reconciliation Period it is determined that an account designated as an Excluded Account as of the Cut-Off Time was an Account as of the Cut-Off Time, then, unless otherwise agreed to by the parties in writing, Seller shall retain such account and Purchaser shall not be required to purchase or convert such account as part of the Settlement Statement or otherwise.

(e)           Upon the occurrence of any dispute under Section 3.8(b) (each an “Escalated Dispute”) and for which notice thereof has been given by one party to the other, the parties first shall endeavor to settle the matter informally by good faith negotiations between the appropriate members of each party’s management team.  The party that believes that an Escalated Dispute exists shall give written notice of the Escalated Dispute to the other party describing the nature of the Escalated Dispute, the circumstances giving rise to the Escalated Dispute, the actions desired and the grounds upon which such actions are sought. The parties shall meet and discuss the Escalated Dispute either in person or by teleconference within two (2) Business Days of the notice.  If such negotiations do not promptly (and in not more than fifteen (15) days) settle the Escalated Dispute, senior executives from each party shall attempt in good faith to resolve the Escalated Dispute.  If no resolution is reached within thirty (30) days from receipt of the initial notice (which time may be extended by written agreement between the senior executives), then either party shall have the rights and remedies available to them pursuant to this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1           Representations and Warranties of Seller.  Except as set forth in the Seller Disclosure Schedule, Seller hereby represents and warrants to Purchaser as follows as of the date hereof and as of the Closing Date:

(a)           Organization.  Seller is duly incorporated and validly existing and in good standing under the laws of the State of Delaware.  Except as would not have a Material Adverse Effect, Seller has the requisite power and authority to own and operate the Acquired Assets owned and operated by it prior to the sale hereunder.  Seller is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership of the Acquired Assets makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.

(b)           Capacity; Authority; Validity.  Seller has all necessary corporate power and authority to execute and deliver this Agreement, and to perform all of the obligations to be performed by it under this Agreement.  Seller has all necessary entity power and authority to execute and deliver the Assignment and Assumption Agreement, and to perform all of its obligations thereunder.  The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby and by the Assignment and Assumption Agreement have been duly and validly authorized by all necessary action of Seller, and this Agreement has been duly executed and delivered by Seller.  This Agreement constitutes the valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws of general application, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).  The Assignment and Assumption Agreement, when executed and delivered by Seller will constitute the valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

(c)           Conflicts; Defaults.  None of the execution and delivery by Seller of this Agreement, the consummation of the transactions contemplated hereby by Seller, the execution and delivery of the Assignment and Assumption Agreement by Seller or the consummation by Seller of the transactions contemplated thereby will (i) conflict with, result in the breach of, constitute a default under, or accelerate the performance required by, the terms of any order or Law by which Seller is bound; (ii) violate the articles of incorporation or bylaws or any other equivalent organizational document of Seller; (iii) require any consent, approval or authorization under any Law, permit, license or agreement to which Seller is a party or by which Seller is bound; or (iv) require the consent or approval of any other party to any contract, instrument or commitment to which Seller is a party, other than (1) approvals of Governmental Authorities, if any, which have been obtained or will be obtained prior to or on the Closing Date and (2) items in clauses (i) through (iv), which would not have a Material Adverse Effect.  Seller is not subject to any agreement with any Governmental Authority which would prevent the consummation by Seller of the transactions contemplated by this Agreement and the Assignment and Assumption Agreement.  No receiver or conservator has been appointed for Seller nor has any proceeding been instituted or, to the Knowledge of Seller, threatened for such appointment.

(d)           Acquired Assets.  Except with respect to any rights, claims and interests arising under the Securitization Documents, which rights, claims and interests shall all be terminated prior to the Closing Date pursuant to Section 5.17:

(i)            Seller is the sole owner of and has good title to all of the Acquired Assets, free and clear of all Liens other than Permitted Liens.

(ii)           Other than this Agreement there are no outstanding options, other rights, arrangements, commitments or obligations of Seller or any of its subsidiaries, at any time or upon the occurrence of certain events, to offer, sell, transfer or otherwise dispose of any of the Acquired Assets, other than in the ordinary course of business consistent with past practice.

(e)           Litigation.  As of the date hereof, there is no litigation, arbitration or governmental proceeding pending or, to the Knowledge of Seller, threatened in writing, against Seller or otherwise involving the Acquired Assets, other than counterclaims by Accountholders filed in the ordinary course of business in connection with Seller’s collection activities.

(f)            Credit Card Agreements.  Subject to any Ordinary Course Modifications, except as would not have a Material Adverse Effect:

(i)            Seller has provided to Purchaser each version of the Credit Card Agreements used under the Program that governs the terms of the Accounts as of the date hereof along with each prior form of Credit Card Agreement that was in effect at the time any Accountholder Indebtedness being purchased by Purchaser was initially created;

(ii)           each Credit Card Agreement for an Account is the legal, valid and binding obligation of each obligor thereunder and to the Knowledge of Seller, is enforceable against the such obligor (as a matter of Law without regard to the ability of such obligor to pay) in accordance with its terms, (A) subject to Bankruptcy and Equity Exceptions; and (B) is not subject to offset, recoupment, adjustment or any other claim except for (1) the rights of Accountholders pursuant to the Servicemembers Civil Relief Act or (2) possible claims and defenses asserted by an Accountholder in connection with ordinary course disputes;

(iii)          all Accounts are governed by a Credit Card Agreement and Seller (itself or through one or more of its Affiliates or third party service providers) have performed in all respects the obligations required to be performed by them under the Credit Card Agreements;

(iv)          none of Seller or any of its Affiliates are in material default under, and no event has occurred with respect to Seller or any of its Affiliates, which, with notice or the lapse of time or both, will or is reasonably likely to result in a material default by Seller under any such Credit Card Agreement; and

(v)           the terms of such Credit Card Agreements have not been waived, altered or modified in any material respect except by written instruments contained in the Account Documentation or the Accountholder Master File and all Ordinary Course Modifications are accurately reflected in the Account Documentation and the Accountholder Master File.

(g)           Accuracy of Master File; Compliance with Charge-Off Policies.

(i)            When delivered, the Accountholder Master File (A) will be true, complete and correct in all material respects and (B) will reflect the terms and conditions of the Accounts listed therein on the date of delivery; provided, however, that the foregoing representation and warranty in clause (A) above, solely with respect to any information on the Accountholder Master File that was provided by any Person other than Seller or any Affiliate of Seller, or any of their respective officers, directors or employees, or any third party agents retained by or on behalf of Seller or any Affiliate of Seller, including any third party contractors, shall be limited to Knowledge of Seller.

(ii)           Since (****), Seller has complied in all material respects with Seller’s Policies and Procedures with respect to the charge‑off of accounts under the Program, including the processing and coding of accounts that should have been charged‑off (the “Charge‑Off Policies”), the current version (as of the date hereof) of which has been made available to Purchaser.

(iii)          Since (****), Seller has not effected any material change to the Charge-Off Policies or its policies and procedures relating to risk management, underwriting, re-aging, collection, origination and delinquency, except for: (A) changes made in the ordinary course of business consistent with past practice or the transactions contemplated hereby or (B) changes required by, or advisable pursuant to, applicable Law or the Federal Financial Institutions Examination Council’s Uniform Retail Credit Classification and Account Management Policy.

(h)           Accounts; Accountholder Indebtedness.  Except as would not have a Material Adverse Effect:

(i)            A Credit Card has been issued in connection with each Account.

(ii)           All Accounts have been originated, maintained and serviced by Seller or its Affiliates in accordance with the applicable Credit Card Agreements and Seller’s Policies and Procedures the current version (as of the date hereof) of which has been made available to the Purchaser.

(iii)          With respect to Accountholder Indebtedness: (A) such Accountholder Indebtedness has arisen under an Account and (B) such Accountholder Indebtedness has been originated in compliance with all requirements of Law applicable to Seller and pursuant to a Credit Card Agreement.

(iv)          The terms and conditions of each Account comply with the applicable Credit Card Agreement to which they relate.

(i)            Compliance with Laws.  (i) The Accounts, Credit Card Agreements related thereto and Credit Insurance Product were solicited, originated and continue to comply with all applicable Laws in all material respects, (ii) Seller has complied with all applicable Laws in all material respects with respect to the solicitation, origination, maintenance and servicing of the Accounts and Credit Insurance Product, including any change in the terms of any Account, (iii) except as would not have a Material Adverse Effect Seller has implemented policies and procedures reasonably designed to prevent, detect and mitigate the risk of identity theft in the Accounts, and (iv) except as would not have a Material Adverse Effect Seller has complied with all applicable Law relating to the protection of the confidential information and privacy rights of the Accountholders or Account applicants.

(j)            Absence of Certain Changes or Events.  Since (****), except as would not have a Material Adverse Effect, Seller (itself or through one or more of its Affiliates or third party service providers), with respect to the Program and the Acquired Assets, (i) has conducted and serviced the Program in the ordinary course of business consistent with past practice and Seller’s Policies and Procedures and (ii) has not implemented any changes to the terms and conditions contained in the Credit Card Agreements except for Ordinary Course Modifications.

(k)           Finders or Brokers.  Seller has not agreed to pay any fee or commission to any agent, broker, finder, or other Person for or on account of services rendered as a broker or finder in connection with this Agreement or the transactions contemplated hereby which would give rise to any valid claim against Purchaser for any brokerage commission or finder’s fee or like payment.

(l)            Solvency.  Seller is, and immediately after the consummation of the transactions contemplated by this Agreement, will be, Solvent.

(m)          Credit Balances.  Seller and its Affiliates have not solicited or otherwise advertised the availability of credit balances with respect to the Accounts.  The Credit Card Agreements do not (A) permit their respective Accountholders to transfer their credit balances to another account with Seller or any other Person or (B) allow such Accountholders to withdraw their credit balances for payment to third parties.  As of the Closing Date, the total amount of Credit Balances on Accounts shall not exceed one percent (1%) of the Accountholder Indebtedness.

(n)           Enhancement Services.  Each Enhancement Service offered by or through Seller or its Affiliates in connection with the Accounts is identified on the Seller Disclosure Schedule. As of the Closing Date, Seller shall (****)

(o)           Taxes.  To the extent required to be filed in respect of the Acquired Assets or in connection with the operation of the Credit Card Business (a) Seller has filed all material Tax returns required to be filed and has paid all Taxes due in respect of such Tax returns or pursuant to any assessment which has become payable; (b) all such Tax returns are true, correct and complete in all material respects; and (c) Seller has materially complied with all information reporting obligations and all monies required to be withheld by Seller have been collected or withheld and have been (or will be) timely paid to the relevant Governmental Authority.

(p)           Reports.  To the extent that any of the information or data required to be delivered by Seller pursuant to Section 5.13(h) is the same as any information or data previously delivered by Seller to the Securitization Trust, such information and data delivered by Seller pursuant to Section 5.13(h) will, as of the time of delivery to Purchaser, be the same as that provided to the Securitization Trust.

(q)           Licensed Marks.  The Company Licensed Marks (as defined in the Program Agreement) constitute all of the Trademarks used in the Account Documentation or on any Credit Card as of the Closing Date.

(r)            No Other Representations.  Seller acknowledges and agrees that Purchaser makes no representations or warranties, express or implied, other than as expressly set forth in Section 4.2 and that it has not relied on any representations or warranties, express or implied, other than those expressly set forth in Section 4.2.

4.2           Representations and Warranties of Purchaser.  Purchaser hereby represents and warrants to Seller as follows as of the date hereof:

(a)           Organization.  Purchaser is a state-chartered bank, duly organized, validly existing and in good standing under the Laws of Delaware.  Purchaser has all requisite power and authority to own and operate its properties and assets and to carry on its business as it is presently conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership of its assets makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a material adverse effect on Purchaser or its ability to perform its obligations under, or to consummate the transactions contemplated by, this Agreement.

(b)           Capacity; Authority; Validity.  Purchaser has all necessary power and authority to enter into this Agreement and the Assignment and Assumption Agreement and to perform all of the obligations to be performed by it under this Agreement and the Assignment and Assumption Agreement.  This Agreement and the Assignment and Assumption Agreement, and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action of Purchaser, and this Agreement has been duly executed and delivered by Purchaser.  This Agreement constitutes, and the Assignment and Assumption Agreement, when executed by Purchaser will constitute, the valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms except as such enforcement may be limited by Bankruptcy and Equity Exceptions.

(c)           Conflicts; Defaults.  Neither the execution and delivery by Purchaser of this Agreement or the Assignment and Assumption Agreement, nor the consummation by Purchaser of the transactions contemplated hereby and thereby will (i) conflict with, result in the breach of, constitute a default under, or accelerate the performance required by, the terms of any order, Law, contract, instrument or commitment to which Purchaser is a party or by which Purchaser is bound; (ii) violate the articles of incorporation or bylaws or any other equivalent organizational document of Purchaser; (iii) require any consent, approval, authorization or filing under any Law, permit, license or agreement to which Purchaser is a party; or (iv) require the consent or approval of any other party to any contract, instrument or commitment to which Purchaser is a party, other than the approvals of Governmental Authorities, if any, which have been obtained or will be obtained prior to or on the Closing Date (other than, in the cases of clauses (i) and (iv), those that would not have an adverse effect, in any material respect, on Purchaser’s ability to consummate the transactions).  Purchaser is not subject to any agreement with any Governmental Authority which would prevent the consummation by Purchaser of the transactions contemplated by this Agreement and the Assignment and Assumption Agreement.  No receiver or conservator has been appointed for Purchaser nor has any proceeding been instituted or, to the Knowledge of Purchaser, threatened for such appointment.

(d)           Litigation.  As of the date hereof, there is no litigation, arbitration or governmental proceeding pending or, to the Knowledge of Purchaser, threatened in writing, against Purchaser that will have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby or by the Assignment and Assumption Agreement.

(e)           Source of Funding.  (****) Purchaser will have, the necessary funds to complete the transactions contemplated in this Agreement in accordance with the terms hereof.

(f)            Finders or Brokers.  Purchaser has not agreed to pay any fee or commission to any agent, broker, finder, or other Person for or on account of services rendered as a broker or finder in connection with this Agreement or the transactions contemplated hereby which would give rise to any valid claim against Seller for any brokerage commission or finder’s fee or like payment.

(g)           Solvency.  Purchaser is, and immediately after the consummation of the transactions contemplated by this Agreement, will be, Solvent.

(h)           No Other Representations.  Purchaser acknowledges and agrees that Seller make no representations or warranties, express or implied, other than as expressly set forth in Section 4.1 and that it has not relied on any representations or warranties, express or implied, other than those expressly set forth in Section 4.1.

ARTICLE V

COVENANTS

5.1           Access to Properties and Records Relating to the Acquired Assets. To the extent permitted by applicable Law, from the date hereof until the earlier of the Closing Date and the termination of this Agreement, upon reasonable prior notice, Seller will provide to Purchaser and to its officers, accountants, counsel, and other representatives reasonable access (including for the purpose of transition planning) during Seller’s normal business hours to the properties, books, contracts, employees and records of Seller for purposes related to the consummation of the transactions contemplated by this Agreement, to the extent that such access does not materially interfere with the business of such party; provided, however, that the party requiring such access complies with the confidentiality obligations contained herein and in the Program Agreement and in the Confidentiality Agreement and provided, further, however, that in no event shall Purchaser have access to any information that (i) based on advice of Seller’s counsel, would violate applicable Law or would destroy any legal privilege or (ii) would (A) result in the disclosure of any trade secrets of a third party or trade secrets of such party or its Affiliates unrelated to the Credit Card Business or (B) violate any obligation of Seller with respect to confidentiality if Seller shall have used commercially reasonable efforts to have obtained the consent of such third party to such access by Purchaser. All requests for information made pursuant to this Section 5.1 shall be directed to an executive officer of Seller or such Person or Persons as may be designated by Seller. All information received pursuant to this Section 5.1 shall be governed by Section 5.5. No investigation by Purchaser or its representative shall constitute a waiver of or otherwise affect the representations, warranties, covenants or agreements of Seller set forth herein.

(b)           Seller shall use commercially reasonable efforts to deliver (or cause to be delivered) to Purchaser, at Seller’s expense, no later than ten (10) Business Days after the Closing, the Account Documentation not included in the Account Master File that the Integration Plan requires Seller to deliver to Purchaser.  For a period of seven (7) years following the Closing Date, or the period required by applicable Law, whichever period is longer (the “Retention Period”), Seller shall hold and retain the Account Documentation not otherwise transferred to Purchaser (the “Retained Account Documentation”); provided, however, that Seller may elect at any time and from time to time upon reasonable notice to Purchaser to deliver any such Retained Account Documentation to Purchaser, and thereafter such Account Documentation so delivered shall cease to be Retained Account Documentation.  During the Retention Period, Seller shall provide Purchaser with such copies of the Retained Account Documentation or information contained in such Retained Account Documentation as Purchaser may reasonably request from time to time, upon reasonable advance notice by Purchaser and no later than fifteen (15) Business Days of any such request in the case of requests made by the Purchaser for Retained Account Documentation reasonably relevant to a specific consumer dispute or response to a Governmental Authority.  After the Retention Period, Seller shall provide to Purchaser at least ninety (90) days’ written notice prior to destroying or disposing of any Retained Account Documentation and shall refrain from destroying or disposing of any Retained Account Documentation to the extent reasonably requested by Purchaser (with all storage expenses related to such Retained Account Documentation borne by Purchaser). For clarity, the Retained Account Documentation is the Confidential Information of Purchaser and subject to the terms of Section 5.1(c) and Section 5.5 of this Agreement.

(c)           Following the Closing, or the Transition Date in respect of the Transferred Employee; Purchaser will grant Seller and its representatives reasonable access during Purchaser’s normal business hours to all books, records and other data related to the Acquired Assets and the Transferred Employees (including making such persons reasonably available to Seller for depositions, witness preparation, trial preparation and fact-gathering, but excluding any proceedings, or threatened proceedings, among Purchaser and Seller or an Affiliate of Purchaser or Seller) upon reasonable prior notice, if such access is reasonably deemed necessary or desirable by Seller in connection with its tax, regulatory, litigation, contractual or other legitimate matters, including for purposes of handling claims related to Retained Liabilities for which Transferred Employees may have relevant information.  In addition, the Seller shall be entitled to access the Retained Account Documentation for the foregoing purposes.  Nothing in the foregoing shall prevent Seller or any of its subsidiaries from seeking to make such persons available via subpoena or other legal or similar process. To the extent that such books, records and other data are related to the Acquired Assets and the Transferred Employees, and are not Retained Account Documentation, Purchaser shall maintain such books, records and other data in accordance with its record retention policies, but in no event for a period less than the Retention Period; provided, that after such Retention Period Purchaser shall provide to Seller at least ninety (90) days’ written notice prior to destroying or disposing of any such books, records and other data and shall refrain from destroying or disposing of any such books, records and other data to the extent reasonably requested by Seller (with all storage expenses related to such books, records and other data borne by Seller).

5.2           Efforts; Regulatory Filings and Other Actions.

(a)           Subject to the terms and conditions of this Agreement, Purchaser and each Seller shall (and Purchaser and Seller shall cause each of their respective Affiliates to) use its reasonable best efforts to consummate the transactions contemplated hereby and to cause the conditions set forth in Article VI to be satisfied.  Without limiting the generality of the foregoing, Purchaser shall (and shall cause its Affiliates to) and Seller shall (and shall cause each of its subsidiaries to) use its commercially reasonable efforts to (i) promptly obtain all actions or nonactions, consents, waivers, approvals, authorizations and orders from Governmental Authorities or other persons necessary or advisable in connection with the consummation of the transactions contemplated hereby or thereby, (ii) defend all lawsuits or other legal, regulatory, administrative or other proceedings to which it or any of its Affiliates is a party challenging or affecting this Agreement or the consummation of the transactions contemplated by this Agreement, in each case until the issuance of a final, non-appealable order with respect to each such lawsuit or other proceeding, (iii) seek to have lifted or rescinded any injunction or restraining order which may adversely affect the ability of the parties to consummate the transactions contemplated hereby, in each case until the issuance of a final, non-appealable order with respect thereto, and (iv) seek to resolve any objection or assertion by any Governmental Authority challenging this Agreement or the transactions contemplated hereby.

(b)           Subject to the terms and conditions of this Agreement, Purchaser and Seller will each file or cause to be filed with the Federal Trade Commission  and the Antitrust Division of the United States Department of Justice (collectively, the “agencies”) any notifications required to be filed under the HSR Act with respect to the transaction contemplated under this Agreement, and to make any other notification filings that may be required by the transaction. Each party will, and will cause its Affiliates to, consult and cooperate with the other party as to the appropriate time of filing such notifications and will (i) make such filings as promptly as practicable, and in any event within (****) after the date hereof, (ii) furnish to the other party such necessary information and reasonable assistance in connection with the preparation of such filings, (iii) respond promptly to any request for additional information made by either of the agencies, and (iv) use their commercially reasonably efforts to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of such filings.

(c)           Each party shall (and shall cause each of its Affiliates to) use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or appropriate to resolve the objections, if any as may be asserted by the agencies or any other authority with respect to the transactions contemplated by this Agreement under any antitrust or competition laws or regulations.

(d)           Without limiting the generality of anything contained in this Section 5.2, each party hereto shall: (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any Governmental Authority with respect to the transactions contemplated by this Agreement; (ii) keep the other parties informed as to the status of any such request, inquiry, investigation, action or legal proceeding; and (iii) promptly inform the other parties of any communication to or from any Governmental Authority regarding the transactions contemplated by this Agreement.  Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted to any Governmental Authority in connection with the transactions contemplated by this Agreement.  In addition, except as may be prohibited by any Governmental Authority or by any Law, in connection with any such request, inquiry, investigation, action or legal proceeding, each party hereto will, to the extent allowed by any Governmental Authority or other applicable third party, permit authorized representatives of the other parties to be present at each substantive meeting or conference relating to such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with such request, inquiry, investigation, action or legal proceeding.

(e)           The filing fees under the HSR Act (****).

5.3           Further Assurances. The parties agree that, from time to time, whether before, on or after the Closing Date, each of them will execute and deliver such further instruments of conveyance and transfer and take such other action as may be reasonably necessary to carry out the purposes and intents of this Agreement.

5.4           Notice of Changes.

(a)           Purchaser shall promptly advise Seller, and Seller shall promptly advise Purchaser of (i) any change or event that would or would be reasonably likely to cause or constitute a breach of any of Purchaser’s or Seller’s, as applicable, representations, warranties or covenants contained herein, (ii) the existence of any event or item that if existing or known as of the date hereof would have been required to be disclosed on any Schedule or Exhibit, or (iii) to the extent permitted by applicable Law and to the Knowledge of Purchaser or the Knowledge of Seller, as applicable, any governmental complaints, any change or event, including investigations or hearings (or communications indicating that the same may be contemplated) or the institution or the threat of significant litigation, in each of the cases described in clauses (i) through (iii), solely to the extent the reported matter would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby (including causing any closing condition under Article VI not to be satisfied) or otherwise result in a Material Adverse Effect.  For all purposes, hereunder, the representations, warranties and covenants set forth in this Agreement and the closing conditions set forth in Article VI shall be unaffected by any update provided pursuant to this Section 5.4(a).

(b)           Notwithstanding anything to the contrary herein, a party’s good-faith failure to comply with its obligations under this Section 5.4 shall not provide the other party hereto or any of such other party’s Affiliates with a right not to effect the transactions contemplated by this Agreement, except that the underlying material breach of a representation, warranty or covenant would independently provide such right.

5.5           Confidentiality. Each party to this Agreement shall hold, and shall cause its respective directors, officers, Affiliates, employees, agents, consultants and advisors to hold, in strict confidence, except to the extent necessary to discharge obligations pursuant to Section 5.2 or unless compelled to disclose by judicial or administrative process or, based on the advice of its counsel, by other requirements of applicable Law or the applicable requirements of any regulatory agency or relevant stock exchange, all non-public records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the other party (or, if required under a contract with a third party, such third party) furnished to it by such other party or its representatives pursuant to the Confidentiality Agreement or otherwise in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (i) previously known by such party on a non-confidential basis, (ii) in the public domain through no fault of such party or (iii) later lawfully acquired from other sources by the party to which it was furnished), and neither Seller nor Purchaser shall release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, bankers, other consultants and advisors with a duty of confidentiality and, to the extent permitted above, any Governmental Authority. To the extent permitted by applicable Law, each party will notify the other party promptly upon becoming aware that any of the Information has been disclosed to or obtained by a third party (otherwise than as permitted by this Section 5.5). If this Agreement is terminated pursuant to its terms, each party agrees to promptly destroy all Information in its possession and, if requested by the other party, will deliver a certificate of a senior officer certifying compliance with this provision.  The parties acknowledge and agree that, after the Closing, Accountholder Master Files (and all information contained therein), Account Documentation and Accountholder List shall be the Confidential Information (as that term is defined in the Program Agreement) of Purchaser and the exclusions in the provision above shall not apply to Seller with respect to such Confidential Information.

5.6           Public Announcements.  Purchaser and Seller shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.  In the event that either Purchaser or Seller is required by Law or under any listing agreement with any national securities exchange or national securities quotation system to publicly file a copy of this Agreement or any related documentation (including the Program Agreement), the party subject to such requirement shall first provide a proposed redacted copy of such document(s) to be filed to the other party and will consider in good faith any request by the other party to redact any confidential information or trade secrets; provided, that the party subject to such filing requirement shall retain final control of the form of such filing.

5.7           Responsibility for Taxes.

(a)           Notwithstanding anything herein to the contrary, all sales and use Taxes, excise Taxes, and stamp, documentary, filing, recording, permit, license, authorization duties or fees, or similar charges incurred or imposed in connection with the transactions contemplated by this Agreement (collectively, such Taxes, “Transfer Taxes”), regardless of upon whom such Taxes are levied or imposed by Law shall be borne and paid by Purchaser.  Any Tax returns with respect to Transfer Taxes shall be prepared by the party that customarily has primary responsibility for filing such Tax returns pursuant to applicable Law.  Seller and Purchaser shall provide to each other a true copy of each such return as filed and evidence of the timely filing thereof.

(b)           No party nor any of its Affiliates shall be entitled to any information regarding, any access to, any right to review or any right to obtain any consolidated, combined, affiliated or unitary Tax return which includes Seller or Purchaser.  From and after Closing, Seller and Purchaser shall provide each other with such assistance as reasonably may be requested by either of them in connection with (A) the preparation of any Tax return, or (B) any audit or other examination by any Governmental Authority, or any judicial or administrative proceedings relating to liability for Taxes; provided, that, in accordance with the previous sentence of this Section 5.7(b), in no event shall any party or its respective Affiliates be required to provide the other party with access to or copies of its or its Affiliates’ Tax returns. The party requesting assistance hereunder shall reimburse the other party for reasonable out‑of‑pocket expenses incurred in providing such assistance, provided, however, that, for purposes of receiving reimbursement, no independent contractors, such as accountants or attorneys, shall be consulted without the written consent of the party requesting assistance, which consent shall not be unreasonably withheld or delayed.

(c)           With regards to the preparation and filing of U.S. information returns on Forms 1099‑C “Cancellation of Debt” for “identifiable events,” within the meaning of the Treasury Regulations under Section 6050P of the Code, with respect to the Accounts, Seller shall be responsible for preparing and filing such forms for “identifiable events” that occur prior to the Closing Date and Purchaser shall be responsible for preparing and filing such forms for “identifiable events” that occur on or after the Closing Date.

(d)           With regards to the preparation and filing of U.S. information returns on Forms 1099‑MISC, if any, with respect to the Accounts, Seller shall be responsible for preparing and filing such forms for events that occur prior to the Closing Date and Purchaser shall be responsible for preparing and filing such forms for events that occur on or after the Closing Date.

(e)           In accordance with Section 6050W of the Code and the regulations and other guidance thereunder, as well as with similar state laws, regulations and other guidance (altogether, the “6050W Reporting Rules”), Seller and Purchaser agree (A) that Seller and/or its electronic payment facilitator (other than Purchaser) shall file in a timely fashion all federal and state tax forms and other documentation required by the 6050W Reporting Rules with respect to transactions that were settled by (i.e., payment was made by) Seller and/or its electronic payment facilitator (other than Purchaser), and Purchaser and/or its electronic payment facilitator (other than Seller) shall file in a timely fashion all federal and state tax forms and other documentation required by the 6050W Reporting Rules with respect to transactions that were settled by (i.e., payment was made by ) Purchaser and/or its electronic payment facilitator (other than Seller), and (B) to reasonably cooperate with each other to the extent necessary to allow each of them to perform its obligations under the 6050W Reporting Rules. For the avoidance of doubt, for the purposes of this Section 5.7(e), “transaction” means a merchant accepting an account number or other indicia associated with a payment card as payment.

5.8           Remediation and Compliance Actions.  For a period of five (5) years after the Closing, each of Seller and Purchaser, at the other party’s request, shall reasonably cooperate with the requesting party to facilitate any remediation or compliance actions reasonably determined by the requesting party to be necessary in connection with any claim, action, suit, arbitration, proceeding or investigation by any Governmental Authority with respect to the Accounts, including providing to such requesting party and its Affiliates with Account Documentation (to the extent retained) reasonably necessary to facilitate such remediation or compliance actions; provided, however, that any such access or furnishing of information shall be conducted during normal business hours, under the supervision of the cooperating party’s personnel and in such a manner as not to interfere with the normal operations of the other party.  Without limiting any rights of either party under Article VII, the requesting party shall reimburse the cooperating party for all costs and expenses incurred by it and its Affiliates in connection with its cooperation in accordance with this Section 5.8.

5.9           [Reserved].

5.10         Conduct of Business.  Except as required by Law or as contemplated or permitted by this Agreement or the Program Agreement or as set forth in Section 5.10 of the Seller Disclosure Schedule, Seller, with respect to the Program and the Acquired Assets, from the date hereof through the Closing, shall (i)  conduct the Program in all material respects in the ordinary course of business consistent with past practice and in accordance with Seller’s Policies and Procedures, (ii) use commercially reasonable efforts to maintain all relationships with third parties related to the Program in the ordinary course of business consistent with past practice and (iii) not to implement any changes to the terms and conditions contained in Credit Card Agreements except for Ordinary Course Modifications, provided Seller may make changes to the Credit Card Agreements (1) as required by or to conform with applicable Law (and Seller agrees to inform Purchaser as promptly as reasonably practicable prior to the time any such change implemented which is required by or to conform with applicable Law) or set forth in Section 5.10 of the Seller Disclosure Schedule or (2) as otherwise consented to by an instrument in writing signed by Purchaser.  Except as required by Law or as expressly contemplated or permitted by this Agreement or the Program Agreement, Seller, with respect to the Program and the Acquired Assets, from the date hereof through the Closing, shall not, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed) or as set forth in Section 5.10 of the Seller Disclosure Schedule:

(a)           implement any change in the terms and conditions of the Accounts that would reasonably be expected to have an adverse effect on Seller or the Acquired Assets, other than changes made on an individual, case-by-case basis in connection with collection efforts or dispute resolutions in the ordinary course of business consistent with past practice with respect to such Accounts;

(b)           implement any material change in credit criteria or Seller’s Policies and Procedures with respect to underwriting, collection, risk management, re-aging, delinquency or charge-off, or implement any material change to any other of Seller’s Policies and Procedures (except for changes in the ordinary course of business consistent with past practice and not in contemplation of the consummation of the transactions contemplated hereby);

(c)           other than in connection with a securitization arrangement or other cash management, financing or collections arrangement made in the ordinary course of business consistent with past practice (which arrangement will not be applicable to the Acquired Assets as of the Closing), pledge, assign, transfer, sell, Lien or otherwise dispose of any of the Acquired Assets to any Person other than Purchaser;

(d)           implement any new Enhancement Service or make any material changes to any existing Enhancement Service, including the Credit Insurance Product;

(e)           close any Accounts other than in the ordinary course of business consistent with past practice;

(f)            other than in the ordinary course of business consistent with past practice, settle any material claim, action or proceeding or waive any material right or claims in respect of the Acquired Assets;

(g)           take any action in connection with the Acquired Assets at the direction of any Secondary Program provider to the extent such action has, or reasonably could be expected to have, an adverse impact on the Acquired Assets; or

(h)           agree to do any of the foregoing described in Section 5.10(a) through (g).

5.11         Third-Party Consents.  Each party shall use respective reasonable best efforts to obtain any third party consent or waiver or license and give any notice necessary for the transfer or assignment of any and all Acquired Assets and the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, promptly upon the execution of this Agreement and subject to applicable Law, Purchaser and Seller will reasonably coordinate in good faith in respect of any communications by Seller with such parties from whom such consent or waiver or to whom such notice is required.

5.12         [Reserved].

5.13         Delivery of Accountholder Master Files; Conversion and Conversion Support.

(a)           Each of the parties shall comply with its obligations pursuant to the Integration Plan applicable to the Conversion as specified in Schedule 1.1(e) of the Program Agreement and shall pursue the Conversion on a priority basis.

(b)           Without limiting the generality of 5.13(a), the parties recognize and agree that, as to each Accountholder Master File exchange and analysis, each shall cooperate with the other (including through and with their respective agents) in order to facilitate the interpretation of the file by Purchaser and the proper identification and extraction of the information contained therein as needed.  Concurrently with the delivery of each Accountholder Master File, Seller shall deliver data questionnaires, sample statements and reporting packages, each to be delivered in a mutually agreed form.  The parties further agree that they shall cooperate with each other, in good faith (directly and/or acting through their respective agents) to develop and follow a schedule pursuant to which Seller shall provide Purchaser with at least three (3) pre-Closing Accountholder Master Files (or such other number as may be specified in the Integration Plan) on such dates as are specified in the Integration Plan to facilitate pre-Conversion testing.  The Accountholder Master Files shall be delivered to Purchaser as physical tapes or in such other format as otherwise agreed by the parties.

(c)           In addition to the information contemplated in Section 5.13(b), Seller shall deliver such other information as may be contemplated by the Integration Plan within the time periods for such delivery set forth in the Integration Plan or as otherwise agreed to by the Integration Committee.

(d)           Without limiting any specific actions required by the Agreement and the Program Agreement, Purchaser and Seller shall each use commercially reasonable efforts to enable the Conversion to be effected on the timeframe specified in the Program Agreement and the Integration Plan.

(e)           Prior to the Closing Date, Seller shall continue to handle and attempt to resolve Accountholder disputes in the ordinary course of business consistent with past practice.  Seller shall identify any Accounts subject to unresolved billing disputes that arose prior to the Closing Date on the final Accountholder Master File.  Prior to the Closing Date, at a mutually agreed upon time, the Integration Committee or its designees shall meet to discuss outstanding Accountholder disputes that are likely to be identified on the Accountholder Master File and Seller shall provide post-Closing assistance to Purchaser in respect of Accounts with outstanding disputes to the extent reasonable in light of the documentation relevant thereto and personnel familiar therewith that are within the control or employ of Purchaser following the Closing Date; provided that Seller shall use reasonable efforts to maintain the availability of such documentation and personnel familiar with such disputes (to the extent not Transferred Employees or transferred to the Secondary Program provider) for at least ninety (90) days following the Closing Date.

(f)            Seller shall provide (****) occurring during the Conversion process for a period of up to (****)(unless Purchaser provides earlier notice that such support is no longer necessary).

(g)           During the period commencing on the Closing Date and ending (****), Seller shall:

(i)            Promptly (and in any event within (****) of receipt thereof) forward, or cause to be forwarded, to Purchaser all funds received by or credited to Seller relating to the Accounts and all correspondence and customer inquiries received relating directly or indirectly to the Accounts.  Seller shall forward, at Purchaser’s expense, all such funds and correspondence to Purchaser by overnight mail or courier service.

(ii)           Transmit any Trailing Transactions daily by electronic communication to Purchaser, in a format agreed to by the parties, by (****) (****).  Seller shall initiate settlement of Trailing Transactions via wire transfer and such net settlement shall include those transactions and payments that are posted to an Account.  The parties shall work together to address any requests made pursuant to this Section 5.13(g)(ii) outside the ordinary course.

(iii)          Promptly (****) forward, or cause to be forwarded, to Purchaser all returned payment checks and access checks relating to the Accounts.  Seller shall forward, at Purchaser’s expense, all such returned items to Purchaser by overnight mail or courier service.  Settlement of such returned items will be handled on a case-by-case basis and shall be settled via wire transfer.

(h)           (****) and again (****), the Seller shall provide Purchaser with (****)as mutually agreed upon between the parties on April 19, 2017 and attached as Schedule (****)Notwithstanding Section 5.5, Purchaser may (****)pursuant to Section 5.13(b) or (c), with third-parties, including rating agencies or investment bankers, solely in connection with(****)provided that, any such disclosure by Purchaser shall be made subject to an industry-standard confidentiality agreement that restricts the recipient’s use and disclosure of such information in any manner inconsistent with the Confidentiality Agreement.  Without limiting any of the representations and warranties given by Seller to Purchaser in Section 4.1, Purchaser shall (****)contemplated by this Section 5.13(h).

5.14         Notice to Accountholders.

(a)           Prior to the Closing, Purchaser and Seller shall cooperate with each other in good faith, consistent with applicable Law, to prepare, print and mail (or email) a communication relating to the transactions contemplated by this Agreement to be sent to Accountholders (and authorized users under any Account); provided that, no such communication shall be sent without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed).  Such pre-Closing communication will be sent approximately (****) and may include a notice in mutually agreeable form notifying each Accountholder of: (i) the pending purchase of the Accounts by Purchaser; (ii) matters of which Accountholders are required, in Purchaser’s good faith judgment (after consultation with Seller), by applicable Law to be notified as a result of the transactions contemplated by this Agreement; and (iii) other matters as the parties determine are appropriate, including information required as a result of the change in Account terms contemplated to be effected pursuant to Section 4.7 of the Program Agreement.  Any such permitted communication shall be sent by Seller at Purchaser’s sole cost and expense.  Purchaser shall notify Accountholders of the change in ownership of the Accounts (****).

5.15         Financing Statements.  Seller hereby authorize Purchaser to execute and file such financing statements on or after the Closing Date, which shall be prepared by Purchaser for filing, as are necessary or desirable to give notice of Purchaser’s interest in the Acquired Assets and the termination of Seller’s rights with respect thereto.  Purchaser shall provide to Seller a copy of each financing statement Purchaser intends to file no less than three (3) Business Days prior to the date Purchaser intends to file such financing statement.  Seller agrees to cooperate with Purchaser in effectuating the intent of this provision, including by means of executing and filing appropriate release or termination documentation as Purchaser shall reasonably request.

5.16         Seller Licensed Marks.  Except as expressly provided in the Program Agreement, Purchaser is not purchasing or acquiring any right, title or interest in or to (or any license to or right to use) any Seller Licensed Marks; provided, that Seller hereby grants to Purchaser a limited, non-exclusive, royalty-free, non-transferable right and license to use the Seller Licensed Marks and any other Trademark (as defined in the Program Agreement) of Seller or its Affiliates to the extent and in the same manner used in the Account Documentation or on any Credit Card as of the Closing Date to: (i) provide Accountholders (including authorized users) or any Governmental Authority with copies of any Account Documentation generated prior to the Closing Date and (ii) continue to use the existing Credit Cards until such time as new plastics are reissued to Accountholders and authorized users in each case in accordance with the Program Agreement and all Trademark quality guidelines therein.

5.17         Securitization Matters.  Seller shall take all actions to the extent within its control (including causing the payment of all money, the delivery of all notices, and the delivery of all certificates and any other documents) to effect the termination of the Securitization Program and the transfer and reassignment of the Accountholder Indebtedness (and any other Acquired Assets that were conveyed to the Master Trust pursuant to the Securitization Documents) and any proceeds thereof to Seller, and Seller represents and warrants that all notes and other securities outstanding under the Securitization Program may be prepaid and/or surrendered and cancelled at the election and discretion of the Securitization Trust, subject only to the delivery of such notices or other documents, and to the making of such payments, by the Securitization Trust as are provided for in the Securitization Documents.  Such actions, to the extent necessary, shall include, on or prior to the Closing Date: (i) the reduction to zero of the Invested Amount (as defined in the Securitization Documents) for each outstanding series of securities issued in the Securitization Program, (ii) the surrender and cancellation of all outstanding securities issued in the Securitization Program, (iii) the assignment and conveyance to Seller of all right, title and interest of the Securitization Trust in and to the Accountholder Indebtedness (and any other Acquired Assets that were conveyed to the Master Trust pursuant to the Securitization Documents) and any proceeds thereof and (iv) the release of all Liens arising under the Securitization Documents with respect to the Accountholder Indebtedness (and any other Acquired Assets that were conveyed to the Master Trust pursuant to the Securitization Documents).  Seller shall provide the forms of all such notices, assignments and releases to be provided under the Securitization Documents or Securitization Program to Purchaser prior to the Closing Date.

5.18         Bulk Sales Law.  Purchaser hereby waives compliance by the Seller, in connection with the transactions contemplated hereby, with the provisions of any applicable bulk sales law (including the Uniform Commercial Code Bulk Transfer provisions), other than any applicable bulk sales regulation promulgated by the Office of the Comptroller of the Currency.

5.19         (****).  Purchaser hereby agrees that, subject to the terms of Schedule 5.19, Seller shall (****) (as defined in the Program Agreement) to the same Accountholders enrolled in receiving such (****)(as defined in the Program Agreement) for (****)the Effective Date, and Purchaser shall take such actions as may be necessary to (****) (as defined in the Program Agreement).  For the avoidance of doubt, (****)Purchaser shall perform, and be responsible for (****)as of the Closing Date.  If subsequent to the Closing Date Seller or its agent requests changes to any necessary process or interface, Purchaser shall (****)Such reimbursement shall be made within (****)

5.20         Credit Bureau Reporting.  No later than five (5) Business Days after the Closing Date, Seller shall, for all Accounts, provide to all credit bureaus the appropriate notation and reporting (including a K2 Segment Transfer File as utilized by the Credit Bureaus) of (i) credit information concerning Accountholders; and (ii) any and all Accounts on which the Accountholder’s spouse is an authorized user.  In order to comply with the requirements of the Fair Credit Reporting Act, Seller agrees to provide Purchaser (within 60 days of the Closing Date and on an electronic transmission formatted the same way as the Accountholder Master Files are formatted) with the date on which each Account that is reported to a credit reporting agency as being contractually delinquent as of the Closing Date first went delinquent.

5.21         Other Negotiations.  (****).

ARTICLE VI

CONDITIONS OF CLOSING

6.1           Conditions Applicable to Each Party.  The obligations of the parties to this Agreement to consummate the transactions contemplated by this Agreement is subject to the satisfaction or written waiver by each party of the following conditions at or prior to the Closing:

(a)           Governmental Consents.  The HSR Act waiting period (and any extensions thereof) shall have expired or have been earlier terminated.

(b)           No Injunction.  No Governmental Authority of competent jurisdiction shall have issued an order that prohibits or makes illegal the consummation of the transactions contemplated hereby.

(c)           Program Agreement.  The Program Agreement shall be in effect and neither party shall have validly delivered a notice of termination under the Program Agreement.

(d)           Other Agreements.  Each of the Employee Transfer Agreement and the Lease Agreement shall remain in effect; provided that the effectiveness of certain rights and obligations of the parties to the Employee Transfer Agreement and Lease Agreement may be conditioned upon the Closing occurring.

(e)           Launch Requirements.  The Effective Date (as defined in the Program Agreement) shall have occurred (or be capable of occurring subject only to remaining conditions that will be satisfied simultaneously upon the occurrence of the Closing).

6.2           Conditions Applicable to Purchaser.  The obligation of Purchaser under this Agreement to consummate the transactions contemplated by this Agreement is subject to the satisfaction or written waiver by Purchaser of the following conditions at or prior to the Closing:

(a)           Accuracy of Representations and Warranties.  The representations and warranties of Seller in Section 4.1 shall be true and correct as of Closing Date (except to the extent expressly made as of a specific date, in which case such representations and warranties shall be true and correct as of such date) (without giving effect to any qualifier as to “materiality” or other similar qualifiers set forth therein), except where the failures of such representations and warranties to be so true and correct, individually or in the aggregate, would not have a Material Adverse Effect.

(b)           Performance of this Agreement.  All the material terms, covenants and conditions of this Agreement to be complied with and performed by Seller at or prior to the Closing shall have been complied with and performed in all material respects.

(c)           Closing Deliverables.  Seller shall have delivered to the appropriate recipients all of the deliverables set forth in Section 3.2(a).

(d)           Termination of the Securitization Program.  Purchaser shall have received reasonable evidence indicating that the Securitization Program shall have been terminated and (i) the Invested Amount (as defined in the Securitization Documents) for each outstanding series of securities issued in the Securitization Program shall have been reduced to zero, (ii) all outstanding securities issued in the Securitization Program shall have been surrendered and cancelled, (iii) all right, title and interest of the Securitization Trust in and to the Accountholder Indebtedness (and any other Acquired Assets that were conveyed to the Master Trust pursuant to the Securitization Documents) and any proceeds thereof shall have been conveyed to Seller and (v) all Liens arising under the Securitization Documents with respect to the Accountholder Indebtedness (and any other Acquired Assets that were conveyed to the Master Trust pursuant to the Securitization Documents) shall have been released.

6.3           Conditions Applicable to Seller.  The obligation Seller under this Agreement to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver by Seller of the following conditions at or prior to the Closing:

(a)           Accuracy of Representations and Warranties.  The representations and warranties of Purchaser shall be true and correct in all material respects in each case as of the Closing Date (except to the extent expressly made as of a specific date, in which case such representations and warranties shall be true and correct as of such date).

(b)           Performance of this Agreement.  All the material terms, covenants and conditions of this Agreement to be complied with and performed by Purchaser on or prior to the Closing shall have been complied with and performed in all material respects.

(c)           Closing Deliverables.  Purchaser shall have delivered to the appropriate recipients all of the deliverables set forth in Section 3.2(b).

(d)           True Sale Opinion.  The Seller and the Purchaser shall have received the True Sale Opinion, in form and substance reasonably satisfactory to the Seller and the Purchaser; provided that, notwithstanding the foregoing, an opinion substantially in the form attached hereto as Exhibit F shall satisfy this condition.

ARTICLE VII

INDEMNIFICATION

7.1           Seller’s Indemnification Obligations.  Subject to the limits set forth in this Article VII, from and after the Closing, Seller shall indemnify, defend and hold harmless Purchaser and its Affiliates and their respective officers, directors and employees from and against any and all Losses (as hereinafter defined) to the extent arising from or relating to: (a) the breach of any representation or warranty of Seller contained in Section 4.1 (disregarding for purposes of this Section 7.1(a) any qualification in the text of the relevant representation or warranty as to materiality or Material Adverse Effect); (b) the failure by Seller to perform any of its covenants contained in this Agreement or the Assignment and Assumption Agreement; (c) the Retained Liabilities and the Excluded Assets, (****).

7.2           Purchaser’s Indemnification Obligations.  Subject to the limits set forth in this Article VII, from and after the Closing, Purchaser shall indemnify, defend and hold harmless Seller and its Affiliates and their respective officers, directors and employees from and against any and all Losses to the extent arising from or relating to: (a) the breach of any representation or warranty of Purchaser contained in Section 4.2 (disregarding for purposes of this Section 7.2(a) any qualification in the text of the relevant representation or warranty as to materiality or Material Adverse Effect); (b) the failure by Purchaser to perform any of its covenants contained in this Agreement or the Assignment and Assumption Agreement; (c) the Acquired Assets and the Assumed Liabilities; or (d) (****).

7.3           Definition of Losses.

(a)           For purposes of this Agreement, the term “Losses” shall mean any and all liabilities, damages, claims, losses, fines, fees, penalties, interest, costs and expenses (including Accountholder remediation and reasonable disbursements and attorneys’ fees incurred in connection therewith and in seeking indemnification therefor, and any amounts or expenses required to be paid or incurred in connection therewith and in seeking indemnification therefor, and any amounts or expenses required to be paid or incurred in connection with any action, suit, proceeding, claim, appeal, demand, assessment or judgment) that are imposed, sustained, suffered by or asserted against an Indemnified Party.

(b)           In calculating the amount of any Losses of an Indemnified Party under this Article VII, there will be subtracted the amount of any (i) insurance proceeds, (ii) third‑party payments and (iii) Tax benefits, in each case, actually received by the Indemnified Party with respect to such Losses.  In the event that the Indemnifying Party reimburses the Indemnified Party for any Losses prior to the occurrence of any events contemplated by clauses (i), (ii) or (iii) above, the Indemnified Party will remit to the Indemnifying Party any such amounts that the Indemnified Party subsequently receives or realizes with respect to such Losses.

(c)           Without limitation of its respective rights and obligations as set forth elsewhere in this Article VII, and subject to the procedures for indemnification claims set forth in this Article VII, each of the parties agrees to use reasonable efforts to mitigate its respective Losses.

(d)           Notwithstanding anything to the contrary contained herein, but subject to Section 7.6, the indemnification provided for herein shall not cover, and in no event shall any party hereto be liable for, any indirect, consequential, incidental, exemplary, special or punitive damages, (****); provided, however, that the foregoing limitations shall not apply to fraudulent misrepresentation with respect to any of the representations or warranties set forth in Article IV or Willful Breach.  For the avoidance of doubt, any amounts imposed by a regulatory authority with jurisdiction over the Indemnified Party to the extent such amounts are in respect of actions by the Indemnified Party that are indemnifiable pursuant to this Article VII shall not be subject to this Section 7.3(d).

7.4           Tax Consequences of Indemnification.  Purchaser and Seller agree that, for purposes of computing the amount of any indemnification payment under this Article VII, any such indemnification payment shall be treated as an adjustment to the Final Purchase Price for all Tax purposes, except as otherwise required by the Code or any applicable Tax Law.

7.5           Other Indemnification Provisions

(a)           Procedures; Notice of Claims.  The parties agree that in case any claim is made or any suit or action is commenced which may give rise to a right of indemnification for such party (or its Affiliates or its respective officers, directors or employees) hereunder (the “Indemnified Party”) from the other party (the “Indemnifying Party”), the Indemnified Party will give notice to the Indemnifying Party as promptly as reasonably practicable (and, in any event, within fifteen (15) Business Days) after the Indemnified Party has become aware of and determined that such claim, suit or action has given or may reasonably be expected to give rise to a right of indemnification hereunder.  The failure to give such notice shall not relieve an Indemnifying Party of its obligation to indemnify except to the extent the Indemnifying Party is actually prejudiced by such failure.  The Indemnified Party shall reasonably cooperate with the Indemnifying Party in respect of the defense of any such claim for indemnification, and each party hereunder will render to the other such assistance as it may reasonably require of the other in order to insure prompt and adequate defense of any suit, claim or proceeding based upon a state of facts which gives rise to a right of indemnification hereunder.

(b)           Defense of Claims.  The Indemnifying Party shall have the right to defend any third‑party suit, claim or proceeding in the name of the Indemnified Party; provided, however, that if counsel for the Indemnified Party reasonably advises the Indemnified Party that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Party, then the Indemnified Party may retain one counsel reasonably satisfactory to it to participate in such defense, and the Indemnifying Party shall pay the reasonable fees and expenses of such counsel.  Notwithstanding the foregoing, (i) if the Indemnifying Party elects not to defend such suit, claim or proceeding, the Indemnified Party may defend such claim at the expense of the Indemnifying Party and, (ii) in the case of a suit, claim or proceeding is brought by a Governmental Authority with jurisdiction over the Indemnified Party, even in the event the Indemnifying Party elects to defend such suit, action or proceeding, the Indemnified Party at its own cost and expense shall be entitled to control the elements of such defense involving injunctive relief or other nonmonetary remedies against the Indemnified Party (but not any elements thereof involving claims subject to indemnification hereunder); provided that in the case of clauses (i) and (ii), the Indemnified Party may not compromise or settle any such claim without the Indemnifying Party’s prior written consent (not to be unreasonably withheld, conditioned or delayed, it being understood that such consent right shall apply only to the monetary Losses for which the Indemnifying Party may be responsible under this Article VII and not to any other terms of such settlement for which the Indemnifying Party is not liable under this Agreement); provided further, that the Indemnifying Party may later participate in any such claim with counsel of its choice and at its own expense.  The Indemnifying Party’s right to defend shall include the right to compromise or enter into an agreement settling any claim by a third party; provided that no such compromise or settlement shall obligate the Indemnified Party to make any admission of fault or wrongdoing or to take any action other than the delivery of a customary release relating to such claim (it being understood that any such customary release shall fully and unconditionally release the Indemnified Party from any liability related to such suit, claim or proceeding).  The Indemnified Party shall have the right to employ its own counsel if the Indemnifying Party is entitled to assume and elects to assume such defense, but the fees and expenses of such counsel shall be at the Indemnified Party’s expense.

(c)           Subrogation.  The Indemnifying Party shall be subrogated to any claims or rights of the Indemnified Party as against any other Persons with respect to any amount paid by the Indemnifying Party under this Article VII.  The Indemnified Party shall cooperate with the Indemnifying Party, at the Indemnifying Party’s sole expense, in the assertion by the Indemnifying Party of any such claim against such other Persons.

(d)           Limitations on Indemnification Relating to Breaches of Representations and Warranties.

(i)            Notwithstanding anything to the contrary set forth in this Article VII, Purchaser and its Affiliates and their respective officers, directors and employees shall not be entitled to indemnification pursuant to Section 7.1(a) (other than in respect of any claim for indemnification relating to any alleged or actual breach of any of the representations and warranties set forth in Section  4.1(a), (b), (d) or (k)) (i) with respect to any claim (or series of related claims arising from the same underlying facts, events or circumstances) unless such claim (or series of related claims arising from the same underlying facts, events or circumstances) involves Losses (****) (****) and (ii) until the aggregate amount of all Losses of Purchaser and its Affiliates and their respective officers, directors and employees (****), it being understood that Seller shall be responsible only for Losses in excess of the Deductible Amount; provided, however, that Seller shall have no obligation to indemnify Purchaser from and against Losses pursuant to Section (****)in which case the maximum amount of Losses Seller shall be liable for shall be an amount (****)) to the extent such Losses (****).

(ii)           Notwithstanding anything to the contrary set forth in this Article VII, Seller and its Affiliates and their respective officers, directors and employees shall not be entitled to indemnification pursuant to Section 7.2(a) ((****) with respect to any claim (or series of related claims arising from the same underlying facts, events or circumstances) unless such claim (or series of related claims arising from the same underlying facts, events or circumstances) involves Losses in excess of the De Minimis Threshold, and (ii) until the aggregate amount of all Losses of Seller and its Affiliates and their respective officers, directors and employees exceeds the Deductible Amount, it being understood that Purchaser shall be responsible only for Losses in excess of the Deductible Amount; provided, however, that Purchaser shall have no obligation to indemnify Seller from and against Losses pursuant to Section 7.2(a) ((****)to the extent such (****).

(e)           Survival of Covenants and Representations of Warranties.  The representations and warranties of the parties set forth in Article IV shall survive the Closing for a period of (****); provided, however, that a reasonably specific claim for indemnification for breach of a representation or warranty with respect to which notice was validly given pursuant to Section 7.5(a)(i)  by an Indemnified Party prior to the end of such (****) shall survive until such claim is fully and finally determined.  No agreement or covenant in this Agreement will survive the Closing Date, other than agreements or covenants which by their terms require performance after the Closing Date.  Such agreements or covenants shall survive the Closing for a period of (****)following such required performance.

7.6           Exclusive Remedy.  The parties acknowledge that, from and after the Closing, except with respect to claims relating to fraudulent misrepresentation with respect to any of the representations or warranties set forth in Article IV or Willful Breach by a party or any equitable remedies pursuant to Section 9.9, this Article VII will constitute Seller’s and Purchaser’s sole and exclusive remedy for any matters addressed herein or other claim relating to this Agreement and the transactions contemplated hereby.

ARTICLE VIII

TERMINATION

8.1           Termination.  Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated prior to the Closing:

(a)           by either Purchaser or Seller, respectively, in the event of a breach or default in the performance by the other party of any representation, warranty, covenant or agreement of such other party, which breach or default (i) would, individually or in the aggregate with all other uncured breaches and defaults of such other party, constitute grounds for the conditions set forth in Section 6.2(a) or (b), or Section 6.3(a) or (b), as the case may be, not to be satisfied at the Closing, and (ii) has not been, or cannot be, cured within thirty (30) days after written notice, describing such breach or default in reasonable detail, is given by the terminating party to the breaching or defaulting party; provided, however, that Purchaser or Seller, as the case may be, shall not be permitted to terminate this Agreement pursuant to this Section 8.1(a) if such party seeking termination is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(b)           by the mutual written consent of Seller and Purchaser;

(c)           by either Seller or Purchaser, if the Closing shall not have occurred on or before (****); provided, however, that neither Purchaser, on the one hand, nor the Seller, on the other hand, may terminate this agreement pursuant to this subsection if its (or one of its Affiliates’) breach of any representation, warranty or covenant contained herein or otherwise has failed to satisfy any closing condition within such party’s control has been the cause or resulted in the failure to consummate such transactions by such date;

(d)           by either Seller or Purchaser, in the event that (i) any permanent injunction or action by any Governmental Authority of competent jurisdiction prohibiting consummation of the transactions contemplated by this Agreement becomes final and nonappealable, (ii) any Law makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited, or (iii) consummation of the transactions contemplated by this Agreement would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction.

8.2           Effect of Termination.  In the event that this Agreement is terminated pursuant to Section 8.1, this Agreement shall forthwith become void and of no further force or effect and there shall be no liability on the part of any party hereto for any matters addressed herein or other claim relating to this Agreement and the transactions contemplated hereby, except that (a) Section 5.5, this Section 8.2 and Article IX shall survive any such termination, (b) the Confidentiality Agreement shall survive any such termination and (c) nothing herein shall relieve any party hereto from liability for any intentional breach of this Agreement occurring prior to such termination.

ARTICLE IX

MISCELLANEOUS

9.1           Notices.  Any notice, approval, acceptance or consent required or permitted by a party under this Agreement shall be in writing to the other party and shall be deemed to have been duly given when delivered in person, when received via overnight courier, when sent by facsimile (with written confirmation of transmission), or when posted by United States registered or certified mail, with postage prepaid, addressed as follows:

If to the Seller:	Sterling Jewelers, Inc.
375 Ghent Road
Akron, OH 44333
Attention: Laurel Krueger, SVP Legal
Email: laurel.krueger@signetjewelers.com

With a copy to:	Sterling Jewelers, Inc.
375 Ghent Road
Akron, OH 44333
Attention: Michele Santana, Chief Financial Officer
Email: michele.santana@signetjewelers.com

With a copy to:	Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Maripat Alpuche, Esq.
Facsimile: (212) 455-2502
Email: malpuche@stblaw.com

If to Purchaser:	Comenity Bank
President
One Righter Parkway, Suite 100
Wilmington, DE 19803

With a copy to:	Comenity LLC
Law Department
3100 Easton Square Place
Columbus, OH 43219

9.2           Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. None of the Seller, on the one hand, or Purchaser, on the other hand, shall assign this Agreement or any of its rights hereunder without the prior written consent of the other party.

9.3           Entire Agreement.  This Agreement, the Program Agreement, the Employee Transfer Agreement, the Lease Agreement and the Confidentiality Agreement, together with the Exhibits, Schedules and Annexes hereto and thereto, supersede any other agreement, whether written or oral, that may have been made or entered into by the Seller and Purchaser (or by any officer or employee of any such parties) relating to the matters specified herein and therein, and constitute the entire agreement by the parties related to the matters specified herein or therein.

9.4           Amendments and Waivers.  Except as provided herein, this Agreement may not be amended, supplemented or otherwise modified except by a written instrument signed by Purchaser and Seller. No delay by a party hereto in exercising any of its rights hereunder, or partial or single exercise of such rights, shall operate as a waiver of that or any other right.  The exercise of one or more of a party’s rights hereunder shall not be a waiver of, or preclude the exercise of, any rights or remedies available to such party under this Agreement or in law or at equity.  Any waiver by a party shall only be made in writing and executed by a duly authorized officer of such party.

9.5           Expenses.  The parties will each bear their own legal, accounting and other costs in connection with the transactions contemplated hereby that are imposed upon a party attributable to its activities hereunder, except as otherwise specified in this Agreement.

9.6           Counterparts.  This Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument, but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.  Any facsimile or PDF emailed version of an executed counterpart shall be deemed an original.

9.7           Governing Law; Jurisdiction.

(a)           This Agreement and all rights and obligations hereunder, including matters of construction, validity and performance, shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made to be performed within such State.

(b)           Each party hereby irrevocably submits to the jurisdiction of the United States District Court for the Southern District of New York or, if such federal jurisdiction is unavailable, in the state courts of the State of New York located in the borough of Manhattan over any action arising out of this Agreement, and each party hereby irrevocably waives any objection which such party may now or hereafter have to the laying of improper venue or forum non conveniens.  Each party agrees that a judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any manner provided by law.  Any and all service of process and any other notice in any such suit, action or proceeding with respect to this Agreement shall be effective against a party if given as provided herein.

(c)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER, (III) IT MAKES THE FOREGOING WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.7(C).

9.8           Severability.  In case any one or more of the provisions contained herein shall be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein and there had been contained herein instead such valid, legal and enforceable provisions as would most nearly accomplish the intent and purpose of such invalid, illegal or unenforceable provision.

9.9           Specific Enforcement.

(a)           The parties agree that money damages would not be a sufficient remedy for any breach or the failure of a party to perform any of its material obligations hereunder, and that, in addition to all other remedies, each party will be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach or failure to perform its material obligations hereunder.  Each party waives any requirements for the securing or posting of any bond in connection with such remedy.

9.10         No Joint Venture.  For all purposes, including federal and state tax purposes, nothing contained in this Agreement shall be deemed or construed by the parties or any third party to create the relationship of principal and agent, or a partnership, joint venture or any association between Seller and Purchaser, and no act of either party shall be deemed to create any such relationship.  Seller and Purchaser each agree to such further actions as the other may request to evidence and affirm the non-existence of any such relationship.

9.11         No Third‑Party Rights. Except for the Indemnified Parties with respect to indemnity claims pursuant to Article VII, the parties do not intend: (i) the benefits of this Agreement to inure to any third party; or (ii) any rights, claims or causes of action against a party to be created in favor of any Person or entity other than the other party.

9.12         Seller Disclosure Schedule.  The Seller Disclosure Schedule is qualified in its entirety by reference to the specific provisions of this Agreement and nothing in the Seller Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in this Agreement or to create any representation, warranty, agreement or covenant on the part of Seller.  The inclusion of any matter, information, item or other disclosure set forth in any section of the Seller Disclosure Schedule shall not be deemed to constitute an admission of any liability of Seller to any third party or otherwise imply that such matter, information or item is material or creates a measure for materiality for purposes of this Agreement or is required to be disclosed under this Agreement.  Each section of the Seller Disclosure Schedule corresponds to the section of this Agreement to which it relates; provided, that any fact or condition disclosed in any section in such a way as to make its relevance to another section that relates to a representation or representations made elsewhere in this Agreement reasonably apparent on its face shall be deemed to be an exception to such representation or representations notwithstanding the omission of a reference or cross reference thereto.  Certain matters disclosed in the Seller Disclosure Schedule are not material and/or have been disclosed for informational purposes only.

 [Signature page follows]

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be duly executed as of the date first above written.

STERLING JEWELERS INC.

By:	/s/ Michele Santana
Name:	Michele Santana
Title:	Chief Financial Officer

COMENITY BANK

By:	/s/ John Marion
Name:	John Marion
Title:	President

Schedule 1.1(a)

Excluded Accounts

Excluded Accounts shall consist of any Credit Card account for which any of the following is applicable as of the Cut-Off Time (regardless of whether Seller or Purchaser have Knowledge of such event as of the Cut-Off Time):

1.	the account is (****);

2.	such account has been (****);

3.	the account was opened (****);

4.	the Accountholder is (****);

5.	the account is maintained (****);

6.	the account was established (****);

7.	the Accountholder (****));

8.	the Accountholder’s address is (****);

9.	the Credit Card has been (****);

10.	the Accountholder has (****);

11.	either (a) the account has (****), or (b) if Seller issued (****);

12.	the Accountholder on the account has (****);

13.	Seller is (****);

14.	the account is (****);

15.	the account is (****);

16.	(****).

17.	the account has a (****));

18.	the account was part of (****);

19.	the accounts were established (****); or

20.	the account would not have (****)

Schedule 1.1(b)

Knowledge of Purchaser

Bank President

Chief Client Officer

Schedule 1.1(c)

Knowledge of Seller

Chief Financial Officer

Senior Vice President, In-House Credit Operations

Schedule 1.1(d)

Securitization Documents

1.
Master Indenture, dated as of November 2, 2001, among the Sterling Jewelers Receivables Master Note Trust, as issuer, Sterling Jewelers Inc., as servicer, and Deutsche Bank Trust Company Americas, as indenture trustee

2.
Series 2014-A Indenture Supplement, dated as of May 15, 2014, among Sterling Jewelers Receivables Master Note Trust, as issuer, Deutsche Bank Trust Company Americas, as indenture trustee, and Sterling Jewelers Inc., as servicer

3.	Trust Agreement, dated as of October 18, 2001, between Sterling Jewelers Receivables Corp, as transferor, and Wilmington Trust Company, as owner trustee

4.	Administration Agreement, dated as of November 2, 2001, between Sterling Jewelers Receivables Master Note Trust, as issuer, and Sterling Jewelers Inc., as administrator

5.	Third Amended and Restated Receivables Purchase Agreement, dated as of May 15, 2014, between Sterling Jewelers Inc., as seller, and Sterling Jewelers Receivables Corp., as purchaser

6.
Amended and Restated Transfer and Servicing Agreement, dated as of May 15, 2014, among Sterling Jewelers Receivables Corp., as transferor, Sterling Jewelers Inc., as servicer, and Sterling Jewelers Receivables Master Note Trust

7.
Note Purchase Agreement, dated as of May 15, 2014, among Sterling Receivables Master Note Trust, as issuer, Sterling Jewelers Receivables Corp., as transferor, Sterling Jewelers Inc., as servicer, each conduit purchaser party thereto from time to time, each committed purchaser party thereto from time to time, and JPMorgan Chase Bank, N.A., as administrative agent

Schedule 5.13(h)

Account Reports

(****)

(****)

Schedule 5.19

(****)

(****)

Product Lifecycle Phase	Seller Requirements	Frequency

Proof of Enrollment	(****)	(****)

Servicing and Benefit Fulfillment	(****)	(****)

	(****)	(****)

	(****)	(****)

	(****)	(****)

	(****)	(****)

Cancellation	(****)	(****)

Vendors Oversight	(****)	(****)

	(****)	(****)

	(****)	(****)

	(****)	(****)

Miscellaneous Controls	(****)	(****)

	(****)	(****)

	(****)	(****)

	(****)	(****)

Rules for Interpreting (****) Requirements

•
Notwithstanding any receipt of materials relating to the (****) by Purchaser or Purchaser’s exercise of, or failure exercise, any related review, approval or other rights of Purchaser set forth in the foregoing table, Purchaser shall (****)

Termination of (****)

(****)

Exhibit A

Assignment and Assumption Agreement

Exhibit B

Settlement Statement

Final Purchase Price:

(****)	$
(****)	$
Final Purchase Price	$

Final Purchase Price Due to Seller	$
Less: Purchase Price paid at Closing	$
Amount due to (owing from) Seller	$

Exhibit C

Valuation Statement

Purchase Price (estimated as of the Cut-Off time):

(****)	$
(****)	$
Purchase Price	$

Purchase Price due to Seller	$

Exhibit D

Financing Statement

UCC FINANCING STATEMENT FOLLOW INSTRUCTIONS (front and back) CAREFULLY
A. NAME & PHONE OF CONTACT AT FILER [optional]
A. E-MAIL CONTACT AT FILER [optional]
B. SEND ACKNOWLEDGEMENT TO: (Name and Address)

THE ABOVE SPACE IS FOR FILING OFFICE USE ONLY
1. DEBTOR’S NAME - Provide only one Debtor name (1a or 1b) (use exact, full name; do not omit, modify, or abbreviate any part of the Debtor’s name); if any part of the Individual Debtor’s name will not fit in line 1b, leave all of item 1 blank, check here  and provide the Individual Debtor information in item 10 of the Financing Statement Addendum (Form UCC1Ad)
OR	1a. ORGANIZATION’S NAME Sterling Jewelers Inc.
1b. INDIVIDUAL’S SURNAME	FIRST PERSONAL NAME	ADDITIONAL NAME(S)/INITIALS		SUFFIX

1c. MAILING ADDRESS	CITY	STATE	POSTAL CODE	COUNTRY
375 Ghent Road	Akron	OH	44333	USA
2. DEBTOR’S NAME - Provide only one Debtor name (1a or 1b) (use exact, full name; do not omit, modify, or abbreviate any part of the Debtor’s name); if any part of the Individual Debtor’s name will not fit in line 1b, leave all of item 1 blank, check here  and provide the Individual Debtor information in item 10 of the Financing Statement Addendum (Form UCC1Ad)
OR	2a. ORGANIZATION’S NAME
	2b. INDIVIDUAL’S SURNAME	FIRST PERSONAL NAME	ADDITIONAL NAME(S)/INITIALS		SUFFIX

2c. MAILING ADDRESS		CITY	STATE	POSTAL CODE	COUNTRY

3. SECURED PARTY’S NAME (or NAME of TOTAL ASSIGNEE of ASSIGNOR S/P) - insert only one secured party name (3a or 3b)
OR	3a. ORGANIZATION’S NAME Comenity Bank
3b. INDIVIDUAL’S SURNAME	FIRST PERSONAL NAME	ADDITIONAL NAME(S)/INITIALS		SUFFIX

3c. MAILING ADDRESS	CITY	STATE	POSTAL CODE	COUNTRY
One Righter Parkway, Suite 100	Wilmington	DE	19803	USA
4. COLLATERAL: This financing statement covers the following collateral: See Exhibit A attached hereto and made part hereof.
5. Check only if applicable and check only one box: Collateral is held in a Trust (see UCC1Ad, item 17 and Instructions) being administered by a Decedent’s Personal Representative
6a. Check only if applicable and check only one box: Public-Finance Transaction Manufactured-Home Transaction A Debtor is a Transmitting Utility	6b. Check only if applicable and check only one box: Agricultural Lien Non-UCC Filing
7. ALTERNATIVE DESIGNATION (if applicable): Lessee/Lessor Consignee/Consignor Seller/Buyer Bailee/Bailor Licensee/Licensor
8. OPTIONAL FILER REFERENCE DATA Delaware
International Association of Commercial Administrators (IACA)
FILING OFFICE COPY  —  UCC FINANCING STATEMENT (FORM UCC1) (REV. 04/20/11)

EXHIBIT A

TO

FINANCING STATEMENT

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Exhibit F

Form of True Sale Opinion